   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1997

                                                       REGISTRATION NO. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                             OMEGA WORLDWIDE, INC.
             (Exact Name of Registrant as Specified in its Charter)

          MARYLAND                           6512                            PENDING
(State or Other Jurisdiction
              of
      Incorporation or           (Primary Standard Industrial             (IRS Employer
         Organization)            Classification Code Number)          Identification No.)
         905 WEST EISENHOWER CIRCLE
                 SUITE 101                              THE CORPORATION TRUST INCORPORATED
         ANN ARBOR, MICHIGAN 48103                               32 SOUTH STREET
         TELEPHONE: (734) 747-9791                          BALTIMORE, MARYLAND 21202
      (ADDRESS AND TELEPHONE NUMBER OF                      TELEPHONE: (410) 539-2837
                 REGISTRANT'S                          (NAME, ADDRESS AND TELEPHONE NUMBER
        PRINCIPAL EXECUTIVE OFFICES)                          OF AGENT FOR SERVICE)

                           -------------------------
                                   Copies to:
                            RICHARD W. SHEPRO, ESQ.
                              MAYER, BROWN & PLATT
                            190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603
                                 (312) 782-0600
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------
                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                        PROPOSED MAXIMUM      PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF          AMOUNT TO BE    OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
    SECURITIES TO BE REGISTERED         REGISTERED            UNIT                PRICE(1)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, $0.10 par value per
  per share.........................       (2)                (2)               $31,500,000             $9,545
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) Omitted pursuant to Rule 457(o) under the Securities Act.
                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED DECEMBER 30, 1997

PROSPECTUS

                             OMEGA WORLDWIDE, INC.
    The 2,100,000 shares of common stock, par value $.10 per share (the "Omega Worldwide Common Stock"), of Omega Worldwide, Inc., a Maryland corporation ("Omega Worldwide" or the "Company"), offered hereby (the "Secondary Offering") are being sold by Omega Healthcare Investors, Inc., a Maryland corporation and a shareholder of the Company ("Omega"). The Company will not receive any of the proceeds from the sale of the Omega Worldwide Common Stock in the Secondary Offering. See "Use of Proceeds." This Prospectus is also being furnished to the shareholders of Omega in connection with the distribution by Omega of rights (the "Rights") to subscribe for and purchase Omega Worldwide Common Stock at
$      per share (the "Subscription Price") and the 2,100,000 shares of Omega
Worldwide Common Stock that are issuable by the Company upon exercise of the Rights (the "Rights Offering"). Prior to the Secondary Offering and the Rights Offering (the "Offerings"), there has not been a public market for the Omega Worldwide Common Stock. It is presently estimated that the initial public
offering price will be approximately $      per share.
      SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO THE OWNERSHIP OF OMEGA WORLDWIDE COMMON STOCK.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
    The Secondary Offering will be accompanied by a distribution (the "Distribution") by Omega of 5,800,000 shares of Omega Worldwide Common Stock and the Rights to its shareholders. It is expected that the Distribution will be
made on March   , 1998. The Distribution will be made on the basis of one share of Omega Worldwide Common Stock for every 3.45 common shares, $.10 par value, of Omega (the "Omega Common Shares") held on the Record Date. No certificates representing fractional shares of Omega will be issued in connection with the Distribution. In lieu of fractional shares, the Distribution Agent (as hereinafter defined) will pay to any holder who would be entitled to a fractional share of Omega Worldwide Common Stock an amount of cash (without interest) equal to his pro rata share of the sales proceeds obtained by the Distribution Agent from aggregating and selling the fractional shares.

    The Rights will be distributed on the basis of one Right for every ten Omega Common Shares (defined below) held on January 30, 1998 (the "Record Date"). Each Right entitles the holder thereof to purchase one share of Omega Worldwide
Common Stock at the price of $      per share. The Subscription Price is based
on a valuation of the Company and will be equal to the price at which shares of Omega Worldwide Common Stock are sold pursuant to the Secondary Offering. Rights will be evidenced by nontransferable Rights certificates and will expire at 5:00
p.m., Eastern Standard Time, on March   , 1998, or such later date as Omega
Worldwide may determine in its sole discretion (the "Expiration Date"). A holder of shares of Omega Common Shares on the Record Date who validly exercises all of such shareholder's Rights may also oversubscribe (the "Oversubscription Privilege"), at the Subscription Price, for additional shares of Omega Worldwide Common Stock covered by this Prospectus that have not been purchased through the exercise of Rights ("Unsubscribed Shares"). Only holders of Omega Common Shares on the Record Date will be entitled to the Oversubscription Privilege.
    Certain directors and officers of Omega and their affiliates have agreed to purchase all of the Unsubscribed Shares at the Subscription Price. Shareholders of Omega who do not exercise all of their Rights will own a smaller relative equity ownership and voting interest in Omega Worldwide after the Rights Offering and the Distribution. There is no minimum number of shares of Omega Worldwide Common Stock required to be sold as a condition to the consummation of the Rights Offering.
    Omega Worldwide will provide investment advisory services and hold equity and debt interests in companies engaged in providing sale/leaseback and other capital financing to healthcare service providers throughout the world. Omega Worldwide will seek to leverage its management expertise in financing healthcare providers globally by providing seed equity and debt capital and investment advisory services to newly-formed or existing finance companies principally in countries other than the United States. In addition, Omega Worldwide will maintain an ongoing relationship with Omega and anticipates conducting certain activities in the United States to the extent Omega is unable to do so because of certain real estate investment trust ("REIT") tax provisions or for other reasons.
    No payment need be made by, or will be accepted from, Omega shareholders for the Omega Worldwide Common Stock or Rights to be received by them in the Distribution. Omega shareholders will not be required to surrender or exchange Omega Common Shares in order to receive Omega Worldwide Common Stock or Rights. Each share of Omega Worldwide Common Stock sold in the Secondary Offering or issued in the Distribution or pursuant to an exercise of the Rights will be accompanied by one preferred share purchase right (a "Preferred Share Purchase Right").
    There is currently no public market for Omega Worldwide Common Stock. Shares of Omega Worldwide Common Stock have not been approved for listing on any national securities exchange although application will be made to report the Omega Worldwide Common Stock on the NASDAQ National Market System ("NASDAQ") under the symbol "OWWI".
    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

              The date of this Prospectus is              , 1998.

                             AVAILABLE INFORMATION

     Omega Worldwide has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to Omega Worldwide Common Stock, Rights and Preferred Share Purchase Rights described herein. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made hereby to the Registration Statement, exhibits and schedules thereto. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of these documents may be inspected without charge at the principal office of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and at 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036, and copies of all or any part thereof may be obtained from the Commission upon payment of the charges prescribed by the Commission. Copies of such material may also be obtained from the Commission's Web Site (http://www.sec.gov).

     Following the Distribution, Omega Worldwide will be required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will file annual, quarterly and other reports with the Commission. The Company will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders. The Company will also file with NASDAQ copies of such reports, proxy statements and other information which subsequently can be inspected at the offices of NASDAQ.

                                    SUMMARY

     This summary is qualified by the more detailed information set forth elsewhere in this Prospectus, which should be read in its entirety, including the discussion of certain factors set forth under "Risk Factors." Unless the context requires otherwise, each reference to "Omega" and "Omega Worldwide" herein includes its direct and indirect subsidiaries.

                                OMEGA WORLDWIDE

Omega Worldwide...............   Omega Worldwide will provide investment
                                 advisory and management services and hold equity and debt interests in companies engaged in providing sale/leaseback and other capital financing to healthcare service providers throughout the world. Omega Worldwide will seek to leverage its management expertise in financing healthcare providers by providing seed equity and debt capital and investment advisory services to newly-formed or existing real estate and finance companies principally in countries other than the United States.
                                 Private healthcare and its finance,
                                 particularly for the aging population in developed countries, represents a growing priority in which capital is a major consideration. Based upon management's experience in establishing Principal Healthcare
                                 Finance Limited, a private company incorporated with limited liability in the Isle of Jersey
                                 ("Principal"), Omega Worldwide will seek to extend its investments in healthcare finance on a global basis. The Company may also consider investment in other actively managed real estate opportunities which develop. Principal provides capital and medium-term financing to the private-sector healthcare industry in the United Kingdom by acquiring and leasing back to experienced operators, existing and newly-built nursing homes or residential care facilities.
                                 Principal currently owns and leases to eight operators a total of 155 facilities (7,200 beds) in the United Kingdom.

                                 The Company will use its and Omega's extensive resources to identify, develop and structure attractive opportunities to invest in healthcare real estate ownership and finance on a global basis.

                                 The Company intends to invest its capital in two principal ways: first, to increase its existing investment in Principal, as needed to establish its dominant position in private healthcare finance in the United Kingdom; and second, to establish similar relationships with existing or newly-formed entities in other suitable developed countries. Omega Worldwide also will coordinate and integrate its investment activity with Omega so as to take advantage of investment opportunities which would not be suitable for Omega due to its REIT status.

                                 Omega Worldwide anticipates that a substantial portion of the firms it will develop and to which it will provide seed capital will consist of companies which have the potential for public trading in the markets in which they operate.

                                 In connection with the formation and
                                 capitalization of Omega Worldwide, Omega has contributed or will contribute to Omega

                                 Worldwide prior to the consummation of the Offerings and the Distribution, the following significant assets (collectively, the "Assets"):

                                 -- 3,337,500 Class A voting ordinary shares of
                                    Principal. Omega Worldwide will also receive warrants to purchase 10,000,000 Class B non-voting ordinary shares of Principal expiring June 30, 2001 at an exercise price of L1.50 per share and 554,583 Class A ordinary shares of Principal expiring December 31, 2000 at an exercise price of L1.00 per share. It is anticipated that, prior to the transfer of the Assets to Omega Worldwide, Principal will be recapitalized with only Class A voting shares, at which time the Company's investment will represent 33.375% of the outstanding shares prior to exercising any warrants. The exercise of all issued and outstanding warrants would increase Omega Worldwide's ownership interest in Principal to approximately 54%.

                                 -- Omega Worldwide will replace Omega as holder
                                    with respect to L15,000,000 of escalating fixed rate subordinated debt provided by Omega to Principal and maturing on December 31, 2000. Omega will also transfer to Omega Worldwide the benefit of a ten-year British pound currency swap contract under which Omega Worldwide will have the right to exchange L20,000,000 for $31,740,000 on
                                    October 15, 2007. Pursuant to this contract, the effect on Omega Worldwide of exchange rate changes during the term of the swap agreement will be mitigated. These assets are collectively referred to herein as the "Principal Assets."

                                 -- Advisory Services Agreement with Principal
                                    (the "Management Agreement") pursuant to which Omega Worldwide will provide the following services for Principal: marketing of its services; identification and evaluation of potential investments; administration of the business and day-to-day affairs of Principal; monitoring and evaluating the financial and operational performance of the healthcare operating organizations financed by Principal; and developing new products and services. Omega Worldwide will also provide advice upon and facilitate capital markets transactions and arrangements of credit facilities and permanent financing for Principal. Pursuant to the Management Agreement, Omega Worldwide will receive an annual fee equal to 0.9% of Principal's assets (as defined in the Management Agreement) and may earn an additional incentive fee. See "Business -- The Principal Assets."

                                 Omega Worldwide intends to enter into a
                                 $25,000,000 three-year line of credit agreement with a financial institution pursuant to which borrowings by Omega Worldwide under the line of credit will be guaranteed by Omega. Omega will receive a fee from Omega Worldwide for providing the guaranty. See "Certain Transactions."

                                 Prior to the consummation of the Offerings and the Distribution, Omega Worldwide will enter into an agreement with Omega (the

                                 "Operating Agreement"), pursuant to which Omega Worldwide and Omega will agree to provide each other with rights to participate in certain transactions and to make certain investments in parallel or jointly. Omega Worldwide and Omega will also enter into a Services Agreement pursuant to which Omega will provide management and other employees and administrative services to Omega Worldwide. See "Business -- The Operating Agreement" and "Certain Transactions."

Business Strategy.............   Omega Worldwide intends to perform the
                                 Management Agreement with Principal, to enter into additional contracts to provide advisory services and to pursue additional opportunities for global investments in healthcare real estate and finance. Omega Worldwide believes that it has, or will have access to, sufficient liquidity and management expertise to invest in and manage the healthcare real estate assets successfully.

                                 Omega Worldwide's investment and operating strategies reflect the experience of its management in the establishment of Principal as a means of extending, principally outside of the United States, real estate based healthcare financing like that which Omega now conducts in the United States. Omega Worldwide intends to expand its investments in real estate and healthcare finance and to enter into agreements similar to the Management Agreement with other entities engaged in activities similar to Principal and Omega, including entities established by Omega Worldwide. Omega Worldwide will also invest in other entities like Principal conducting financing activities in the healthcare industry in other areas of the world. To pursue additional opportunities, Omega Worldwide plans to capitalize on its relationship with Omega and Omega's ability to structure transactions creatively and to take advantage of investment opportunities presented to Omega in which it cannot or chooses not to invest.

Management....................   Essel W. Bailey, Jr., James P. Flaherty, F.
                                 Scott Kellman, Susan A. Kovach and David A.
                                 Stover are President and Chief Executive
                                 Officer, Vice President-International,
                                 Executive Vice President, Vice President and
                                 Secretary, and Vice President and Chief
                                 Financial Officer, respectively, of Omega
                                 Worldwide. Each currently serves in the same capacity at Omega. See "Management."

Preferred Share Purchase
Rights........................   Omega Worldwide expects to adopt a Preferred
                                 Share Purchase Rights Plan (the "Rights Plan") on or prior to the consummation of the Offerings and the Distribution. If so adopted, shares of Omega Worldwide Common Stock sold pursuant to the Secondary Offering and issued in the Distribution and upon exercise of the Rights will also initially represent an equivalent number of associated Preferred Share
                                 Purchase Rights of Omega Worldwide. See
                                 "Certain Antitakeover Provisions -- Rights
                                 Plan."

Certain Antitakeover
Provisions....................   Certain provisions of Omega Worldwide's
                                 Articles of Incorporation (the "Charter") and
                                 Omega Worldwide's Bylaws (the "Bylaws"), as each will be in effect as of the consummation of the Offerings and the Distribution, and of the Maryland General Corporation

                                 Law (the "MGCL"), have the effect of making more difficult an acquisition of control of Omega Worldwide in a transaction not approved by the Omega Worldwide Board of Directors (the "Omega Worldwide Board"). See "Description of Omega Worldwide Capital Stock" and Certain Antitakeover Provisions. The Rights Plan will also make more difficult an acquisition of control of Omega Worldwide in a transaction not approved by the Omega Worldwide Board. The Rights Plan and certain provisions of the Charter will not apply to Omega and its affiliates. See "Certain Antitakeover Provisions -- Rights Plan."

Post-Distribution Dividend
Policy........................   The primary objective of Omega Worldwide is to
                                 achieve long-term growth. The Company intends to use its available funds to pursue investment and business opportunities and, so long as such opportunities exist, does not anticipate the payment of any cash dividends on Omega
                                 Worldwide Common Stock in the foreseeable future. Payment of dividends on Omega Worldwide
                                 Common Stock may be subject to limitations under the proposed loans from a financial institution. The declaration of dividends will be subject to the discretion of the Omega
                                 Worldwide Board. See "Dividend Policy."

Interests of Executive
Officers......................   Essel W. Bailey, Jr., James P. Flaherty, F.
                                 Scott Kellman, Susan A. Kovach and David A.
                                 Stover are President and Chief Executive
                                 Officer, Vice President-International,
                                 Executive Vice President, Vice President and
                                 Secretary, and Vice President and Chief
                                 Financial Officer, respectively, of Omega
                                 Worldwide and Omega. Mr. Bailey is also a director of Omega Worldwide and Omega. These officers have a significant interest in Omega and will receive shares of Omega Worldwide and options to acquire shares of Omega Worldwide.
                                 See "Risk Factors -- Potential Conflicts of
                                 Interest" and "Certain Transactions."

Transfer Agent and
Registrar.....................   First Chicago Trust Company of New York will be
                                 the Transfer Agent and Registrar for Omega
                                 Worldwide after the Distribution and the Offerings.

                             THE SECONDARY OFFERING

Securities Offered............   2,100,000 shares of Omega Worldwide Common
                                 Stock.

Omega Worldwide Common Stock
  outstanding after Secondary
  Offering....................   10,000,000 shares (assuming consummation of
                                 Rights Offering and Distribution).

Trading Market................   There is currently no public market for Omega
                                 Worldwide Common Stock. The Omega Worldwide
                                 Common Stock has not been approved for listing on any national securities exchange, although application will be made to report the Omega
                                 Worldwide Common Stock on NASDAQ under the symbol "OWWI". See "Risk Factors -- Absence of a Public Market for Omega Worldwide Common
                                 Stock" and "The Distribution -- Listing and
                                 Trading of Omega Worldwide Common Stock."

Use of Proceeds...............   The Company will not receive any of the
                                 proceeds from the sale of the Omega Worldwide
                                 Common Stock in the Secondary Offering.

Rights Offering Restriction...   Shareholders of Omega as of the Record Date who
                                 purchase shares of Omega Worldwide Common Stock pursuant to the Secondary Offering will agree not to exercise any Rights pursuant to the Rights Offering.

                              THE RIGHTS OFFERING

Securities Offered............   2,100,000 Rights, exercisable for an aggregate
                                 of 2,100,000 shares of Omega Worldwide Common
                                 Stock.

Subscription Right............   One Right, per every ten Omega Common Shares,
                                 issued as a dividend by Omega to each holder of Omega Common Shares on the Record Date. Each
                                 Right entitles the holder to purchase one share of Omega Worldwide Common Stock at the
                                 Subscription Price. See "The Rights Offering."

Oversubscription Privilege....   A holder of Omega Common Shares on the Record
                                 Date who validly exercises all of such
                                 shareholder's Rights may also oversubscribe, at the Subscription Price, for additional shares of Omega Worldwide Common Stock. Only holders of Omega Common Shares on the Record Date will be entitled to the Oversubscription Privilege.
                                 See "The Rights Offering -- Oversubscription
                                 Privilege."

Unsubscribed Shares...........   Certain directors and officers of Omega and
                                 their affiliates have agreed to acquire the Unsubscribed Shares at the Subscription Price.

Expiration Date...............   March   , 1998 at 5:00 p.m., Eastern Standard
                                 Time, or such later date as the Company may determine in its sole discretion. After such time, the Rights will become void and have no value.

Subscription Price............   $       per share.

Transferability of Rights.....   The Rights are not transferable.

Subscription Agent............   The First Chicago Trust Company of New York

Use of Proceeds...............   The Rights Offering is intended to provide
                                 funds to the Company for working capital and acquisitions and investments. See "Use of Proceeds."

Federal Income Tax
  Consequences................   As a result of the Rights Offering, an Omega
                                 shareholder will be treated as receiving a distribution from Omega in an amount equal to the fair market value of the Rights received by such shareholder. Depending on an Omega shareholder's adjusted tax basis and the amount of Omega's current and accumulated earnings and profits, the Rights Offering will result in ordinary income, a tax-free return of capital, capital gain or a combination thereof.
                                 Management anticipates that, for a typical
                                 Omega shareholder, the Rights Offering likely will result in an increase in the shareholder's tax-free return of capital and in capital gain, but this result cannot be assured. See "The
                                 Rights Offering -- Certain Federal Income Tax
                                 Consequences of the Rights Offering."

                                THE DISTRIBUTION

Distributing Company..........   Omega Healthcare Investors, Inc.

Shares to be Distributed......   Approximately 5,800,000 shares of Omega
                                 Worldwide Common Stock, all of which are held by Omega.

Distribution Ratio............   One share of Omega Worldwide Common Stock for
                                 every 3.45 Omega Common Shares. No certificates representing fractional shares of Omega
                                 Worldwide will be issued in connection with the Distribution. In lieu of fractional shares, the Distribution Agent (as defined below) will aggregate and sell the fractional shares and distribute the cash proceeds on a pro rata basis to those holders otherwise entitled to a fractional interest. No payment need be made by, or will be accepted from, Omega shareholders for Omega Worldwide Common Stock to be received by them in the Distribution, nor will Omega shareholders be required to surrender or exchange Omega Common Shares, in order to receive Omega Worldwide Common Stock.
                                 See "The Distribution -- Manner of Effecting the Distribution."

Risk Factors..................   Shareholders should consider certain factors
                                 discussed under "Risk Factors," including risks associated with the assets that Omega Worldwide will acquire and own, Omega Worldwide's lack of operating history, potential conflicts of interest and Omega Worldwide's dependence on Omega.

Background of and Reasons
  for the Distribution........   Omega Worldwide will provide investment
                                 advisory and management services and hold equity and debt interests in companies engaged in providing sale/leaseback and other capital financing to healthcare service providers throughout the world.

                                 In connection with its management and other activities, Omega Worldwide will operate under the Operating Agreement pursuant to which Omega Worldwide and Omega will agree to provide each other with rights to participate in certain transactions and to make certain investments in parallel or jointly. In particular, Omega Worldwide will have the right to pursue certain opportunities that Omega may determine it is unable to pursue (whether due to its status as a REIT or for other reasons) or that Omega may elect not to pursue. See "Business -- The Operating Agreement."

                                 The Distribution of Omega Worldwide Common
                                 Stock will provide Omega shareholders as of the Record Date with the ability to benefit from both the real estate operations of Omega and the business operations of Omega Worldwide.

Federal Income Tax
  Consequences................   As a result of the Distribution, an Omega
                                 shareholder will be treated as receiving a distribution from Omega in an amount equal to the fair market value of the Omega Worldwide
                                 Common Stock received by such shareholder.
                                 Depending on an Omega shareholder's adjusted tax basis and the amount of Omega's current and accumulated earnings and profits, the
                                 Distribution will result in ordinary income, a tax-free return of capital, capital gain or a combination thereof. Management anticipates that for a typical

                                 Omega shareholder the Distribution likely will result in an increase in the shareholder's tax-free return of capital and capital gain, but this result cannot be assured. See "The Distribution -- Certain Federal Income Tax Consequences of the Distribution."

Distribution Agent............   First Chicago Trust Company of New York

Record Date...................   January 30, 1998 (the "Record Date").

Distribution Date.............   March   , 1998 (the "Distribution Date").
                                 Commencing on or about the Distribution Date, the Distribution Agent will begin mailing account statements reflecting ownership of
                                 Omega Worldwide Common Stock to holders of
                                 Omega Common Shares on the Record Date. Omega shareholders will not be required to make any payment or to take any other action to receive the Omega Worldwide Common Stock to which they are entitled in the Distribution. See "The
                                 Distribution -- Manner of Effecting the
                                 Distribution."

Trading Market................   There is currently no public market for Omega
                                 Worldwide Common Stock. The Omega Worldwide
                                 Common Stock has not been approved for listing on any national securities exchange although application will be made to report the Omega
                                 Worldwide Common Stock on NASDAQ under the symbol "OWWI". See "Risk Factors -- Absence of a Public Market for Omega Worldwide Common
                                 Stock" and "The Distribution -- Listing and
                                 Trading of Omega Worldwide Common Stock."

                        SUMMARY PRO FORMA FINANCIAL DATA

     The following table sets forth certain unaudited summary financial information for the Company on a combined pro forma basis. This summary information is qualified by, and should be read in conjunction with, the financial statements and notes thereto included elsewhere in this Prospectus.

     The pro forma information for the year ended November 30, 1997, assumes completion, in each case as of December 1, 1996 in determining operating data, and, in each case as of November 30, 1997, in determining balance sheet data, of the formation and capitalization of Omega Worldwide, the related contribution of the Assets by Omega, and receipt of the proceeds of the Rights Offering.

     The pro forma financial information is not necessarily indicative of what the Company's financial position or results of operations would have been assuming the above events actually occurred as of the dates indicated, nor do they purport to project the Company's financial position or results of operations at any future date or for any future period.

                             OMEGA WORLDWIDE, INC.
                       CONDENSED PRO FORMA BALANCE SHEET
                               NOVEMBER 30, 1997
                                  (UNAUDITED)

                                                             PRO FORMA         AS ADJUSTED
                                            HISTORICAL    ADJUSTMENTS(A)     FOR PROCEEDS(B)      PRO FORMA
                                            ----------    --------------     ---------------      ---------
                                                                      (UNAUDITED)
ASSETS
  Cash..................................    $   1,000       $   210,000        $15,000,000       $15,211,000
  Investment in Principal Healthcare
     Finance Limited....................
     Subordinated loan..................                     23,805,000                           23,805,000
     Common stock.......................                      5,296,612                            5,296,612
                                            ---------       -----------        -----------       -----------
TOTAL ASSETS............................    $   1,000       $29,311,612        $15,000,000       $44,312,612
                                            =========       ===========        ===========       ===========
SHAREHOLDER'S EQUITY
  Common stock..........................    $ 211,000       $29,101,612        $15,000,000       $44,312,612
  Common stock subscription
     receivable.........................     (210,000)          210,000
                                            ---------       -----------        -----------       -----------
TOTAL LIABILITIES & EQUITY..............    $   1,000       $29,311,612        $15,000,000       $44,312,612
                                            =========       ===========        ===========       ===========

-------------------------
 (A) Payment of subscription receivable balance and contribution by Omega of investment in Principal, recorded at Omega's carrying value, in exchange for 7,899,000 fully paid shares of Omega Worldwide Common Stock. The Subordinated Loan earns interest at the rate of 11.83% with annual increases of 3%, and is due December 2000. The Common Stock represents 33.375% (after recapitalization of Principal into one class of voting stock, see "Business -- The Principal Assets") of the outstanding voting stock of Principal.
 (B) Proceeds of assumed issuance of 2,100,000 shares of Omega Worldwide to its shareholders pursuant to the Rights Offering at $[7.50] per share (less estimated offering and registration costs of $750,000).

                             OMEGA WORLDWIDE, INC.
                    CONDENSED PRO FORMA STATEMENT OF INCOME
                          YEAR ENDED NOVEMBER 30, 1997
                                  (UNAUDITED)

                                                         PRO FORMA            AS ADJUSTED              PRO
                                       HISTORICAL       ADJUSTMENTS           FOR PROCEEDS            FORMA
                                       ----------       -----------           ------------            -----
                                                                     (UNAUDITED)
Revenue
     Advisory fees.................        $            $1,764,000(A)                              $ 1,764,000
     Interest -- subordinated
       loan........................                      2,843,000                                   2,843,000
     Interest -- other.............                                            $ 825,000(E)            825,000
                                           --           ----------             ---------           -----------
          Total revenue............         0            4,607,000               825,000             5,432,000
Expenses
     Costs of services provided....                      1,174,000(B)                                1,174,000
     General and administrative....                      1,186,000(C)                                1,186,000
                                           --           ----------             ---------           -----------
          Total expenses...........         0            2,360,000                     0             2,360,000
                                           --           ----------             ---------           -----------
                                            0            2,247,000               825,000             3,072,000
Equity in loss of Principal
  Healthcare
     Finance Limited...............                       (235,000)(D)                                (235,000)
                                           --           ----------             ---------           -----------
Income before income taxes.........         0            2,012,000               825,000             2,837,000
Provision for income taxes.........         0             (764,000)             (280,000)           (1,044,000)
                                           --           ----------             ---------           -----------
Net income.........................        $0           $1,248,000             $ 545,000           $ 1,793,000
                                           ==           ==========             =========           ===========
Shares.............................                                                                 10,000,000
Net income per share...............                                                                      $0.18

-------------------------
(A) Fees pursuant to Management Agreement at .9% of Principal's average net assets.

(B) Costs of services provided by Omega (UK) Limited.

(C) Comprises estimated direct corporate expenses ($679,000) plus allocated share of costs of Omega Healthcare Investors, Inc. ($507,000) pursuant to provisions of Services Agreement.

(D) Share of loss (33.375% assuming shareholders approve recapitalization to create only one class of voting stock of Principal; see "Business -- The Principal Assets") for Principal's fiscal year ended August 31, 1997.

(E) Interest on $15,000,000 proceeds of Rights Offering at assumed interest rate of 5.5%.

                                  RISK FACTORS

     Shareholders should carefully consider and evaluate all of the information set forth in this Prospectus, including the risk factors listed below. Omega Worldwide also cautions readers that, in addition to the historical information included herein, this Prospectus includes certain forward-looking statements and information that are based on management's beliefs as well as on assumptions made by and information currently available to management. When used in this Prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including but not limited to the following factors, which could cause the Company's future results and stockholder values to differ materially from those expressed in any forward-looking statements made by or on behalf of Omega Worldwide. Many of such factors are beyond the Company's ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. Omega Worldwide disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

NO HISTORY OF OPERATIONS

     The Company is newly formed and has no operating history except as part of Omega. The financial information relating to the Assets that is presented elsewhere in this Prospectus is not necessarily indicative of future operations of Omega Worldwide.

HEALTHCARE INDUSTRY

     The Company will invest in entities which will own healthcare facilities principally outside of the United States. Accordingly, the Company will not diversify its investments to reduce the risks associated with investment in the healthcare industry. Future investments by the Company may be on terms or conditions less favorable than the terms applicable to the Company's initial investments. The operation of healthcare facilities is subject to substantial regulation. In addition to other laws and regulations with which the Company will be required to comply, the Company will be subject to laws that govern financial arrangements between healthcare providers. Any failure to comply with these laws or regulations could have an adverse effect on the operations of the Company.

     Healthcare is an area of extensive governmental regulation and frequent regulatory change. The lessees and mortgagors of Principal or similar companies in which the Company invests are and will continue to be subject to extensive regulation. Changes in laws or regulations or new interpretations of existing laws or regulations can have a dramatic effect on the healthcare industry with respect to methods of doing business, costs of doing business and revenues. Principal is attempting to develop and market a method of financing for healthcare properties which is not, at present, widely accepted in the United Kingdom or elsewhere, and the business of the Company may not develop and grow as the Company anticipates.

     The operating results of the healthcare facilities underlying the investments of Principal or similar companies in which the Company invests will depend on various factors over which the Company will have no control and which may affect the present or future cash flows of the Company. Those factors include, without limitation, general economic conditions, changes in supply of, or demand for, competing long-term healthcare facilities, changes in occupancy levels, the ability of the lessees and mortgagors of Principal or similar companies in which the Company invests through rate increases or otherwise to absorb increases in operating expenses, changes in governmental regulations and changes in planning (zoning) regulations.

     A significant portion of the revenues of the lessees and mortgagors of Principal or similar companies in which the Company invests will be dependent upon payments from third party payors, including private insurers and local and national governments. The levels of revenues and profitability of such lessees and mortgagors may be affected by the continuing efforts of third party payors to contain or reduce the cost of healthcare. Medical advances and changes in the method of providing long-term healthcare services may significantly change the healthcare needs of the elderly and thereby reduce the demand for long-term healthcare facilities. Likewise, such advances and changes may make obsolete the healthcare properties owned or financed by Principal or similar companies in which the Company invests.

     Although Principal plans to increase rapidly the number of healthcare operators it finances, currently all of Principal's income is derived from rent payments received from eight operators and over 50% of its revenues come from two operators, Tamaris plc and Ashbourne Healthcare plc. Thus, the results of operations and financial condition of Principal will be principally dependent upon the ability of Tamaris plc and Ashbourne Healthcare plc to meet their obligations under their agreements with Principal and, thus, upon the operating results of the facilities financed by Principal.

     Private market healthcare services, particularly those for the elderly outside the United States, often have been provided by government or by not-for-profit organizations, and the ability of the Company to extend its financing and investment activities is premised upon additional changes in the way in which healthcare services for the elderly will be provided in such countries as the Company may invest. While the United Kingdom has been advanced in permitting and encouraging the private for-profit sector to develop healthcare services, there is no assurance that such encouragement and permission will be available in other countries in which the Company may desire to invest.

     No assurance can be given that a lessee will exercise any option to renew its lease upon the expiration of its term. In such an instance, the Company may not be able to locate a qualified purchaser or qualified replacement tenant for the healthcare properties in question, and as a result it would lose a source of revenue while remaining responsible for payment of its obligations incurred in financing such properties.

COMPETITION

     The Company and Principal will be competing for additional healthcare facility investments with other healthcare investors, including commercial banks and other financial institutions. Many of the Company's and Principal's competitors have been established for a longer period of time and have financial resources far in excess of the Company.

INTERNATIONAL OPERATIONS AND EXCHANGE RATE FLUCTUATIONS

     The Company anticipates that international financing will account for a significant portion of its business. As a result, the Company will be subject to risks associated with international operations, including trade restrictions, overlapping or differing tax structures and legal systems and difficulties in staffing and managing international operations.

     The Company will experience foreign currency exchange gains and losses due to exchange rate fluctuations among a variety of currencies. Significant portions of the Company's revenues and expenses will be denominated in currencies other than the U.S. dollar, including, the British pound as Principal records its transactions and prepares its financial statements in pounds. Fluctuations in the values of foreign currencies may cause reported amounts to change from period to period, and may produce significant changes in the Company's financial condition and results of operations that do not necessarily reflect the Company's operating activities. While the Company plans to engage in foreign currency hedging transactions from time to time to moderate the overall effect of these currency movements, the Company expects that such fluctuations will occur, and there can be no assurance that exchange rate fluctuations will not have a material adverse effect on the Company's financial condition or results of operations, or cause significant fluctuations in quarterly results of operations.

LEVERAGE

     The Company intends to implement its international investment strategy by investing in entities utilizing a high degree of borrowing to fund its investments. For example, Principal was organized with a capital plan contemplating 60-70% senior debt, 10-20% subordinated unsecured debt and 10-20% equity.

RESTRICTIONS ON OMEGA WORLDWIDE'S OPPORTUNITIES

     Under the Operating Agreement, Omega Worldwide has agreed not to acquire or make investments in real estate (which, for purposes of the Operating Agreement, includes the provision of services related to real estate) unless it has notified Omega of the acquisition or investment opportunity, and Omega has determined not to pursue such acquisition or investment. Omega Worldwide also has agreed to assist Omega in structuring any such acquisition or investment which Omega elects to pursue, on terms determined by Omega.

     While Omega must notify Omega Worldwide of investments which may be of interest to Omega Worldwide, Omega is not required to offer Omega Worldwide the opportunity to participate in transactions, or make investments, where Omega is able to pursue the entire transaction or investment. To the extent that Omega is obligated by the Operating Agreement to offer certain transactions or investments to Omega Worldwide, it is required to do so only if it has determined, in its sole discretion, that it is unable to pursue the entire transaction or investment. Because of the provisions of the Operating Agreement, the nature of Omega Worldwide's business and the opportunities it may pursue are restricted.

GROWTH THROUGH NEW OPPORTUNITIES

     There is no assurance that any opportunities that Omega or Omega Worldwide identifies will be within Omega Worldwide's financial, operational or management parameters. In addition, there is no assurance that Omega Worldwide will have sufficient capital resources or capabilities to pursue additional opportunities, or that opportunities it pursues will be integrated, perform as expected or contribute significant revenues or profits to Omega Worldwide.

POTENTIAL CONFLICTS OF INTEREST

     Essel W. Bailey, Jr. is President and Chief Executive Officer of Omega and Omega Worldwide, James P. Flaherty is Vice President -- International of Omega and Omega Worldwide, F. Scott Kellman is Executive Vice President of Omega and Omega Worldwide, Susan A. Kovach is Vice President and Secretary of Omega and Omega Worldwide and David A. Stover is Vice President and Chief Financial Officer of Omega and Omega Worldwide. Although each of them is committed to the success of Omega Worldwide they are also committed to the success of Omega. None of Mr. Bailey, Mr. Flaherty, Mr. Kellman, Ms. Kovach or Mr. Stover is committed to spending a particular amount of time on Omega Worldwide's affairs, nor will any of them devote his or her full time to Omega Worldwide. A majority (seven) of the members of the Omega Worldwide Board will initially be members of the Omega Board. In addition, the Omega Worldwide Board will include two members who are unaffiliated with Omega. Management and directors as a group presently own 1.8% of the outstanding Omega Common Shares but intends to acquire a greater percentage of shares of Omega Worldwide Common Stock.

     Officers and directors of a corporation owe fiduciary duties to the stockholders of that corporation. There is a risk that the common membership of management and members of the Boards of Omega Worldwide and Omega will lead to conflicts of interest in connection with transactions between the two companies and opportunities presented to each of the companies. Although each of Omega and Omega Worldwide will initially have at least 2 directors on its Board of Directors who are independent of the other company, no assurance can be made that this structure will continue in the future.

FUTURE CAPITAL REQUIREMENTS

     Omega Worldwide has not received any commitment with respect to any additional borrowing. There is no assurance that Omega Worldwide will have sufficient working capital to finance future investments. Omega Worldwide expects to be able to access capital markets or to seek other financing, including financing from Omega or with Omega's assistance, but there is no assurance that it will be able to do so at all or in amounts or on terms acceptable to the Company. Omega currently is not obligated to provide any funds to Omega Worldwide or to assist it in obtaining financing except for providing a guaranty in connection with Omega Worldwide's proposed line of credit facility.

ABSENCE OF A PUBLIC MARKET FOR OMEGA WORLDWIDE COMMON STOCK

     There is currently no public market for Omega Worldwide Common Stock. Although Omega Worldwide intends to report the Omega Worldwide Common Stock on NASDAQ, it has not yet been approved and there can be no assurance as to the prices at which trading in Omega Worldwide Common Stock will occur after the Distribution. Until the Omega Worldwide Common Stock is fully distributed and an orderly trading market develops, the prices at which trading in such stock occurs may fluctuate significantly. There can be no assurance that an active trading market in Omega Worldwide Common Stock will develop or be sustained in the future or as to the price at which the Omega Worldwide Common Stock may trade. Volatility in the market and other factors may materially adversely affect the market price of Omega Worldwide Common Stock.

CERTAIN ANTITAKEOVER PROVISIONS

     The Charter and Bylaws, the Rights Plan and applicable sections of the MGCL contain several provisions that may make more difficult the acquisition of control of Omega Worldwide without the approval of the Omega Worldwide Board. Certain provisions of Omega Worldwide's Charter and the Bylaws, among other things: (i) classify the Omega Worldwide Board into three classes, which serve for staggered three-year terms; (ii) provide that a director of Omega Worldwide may be removed by the stockholders only for cause; (iii) provide that only the Chairman, the President, the Omega Worldwide Board or holders of 50% of the Omega Worldwide Common Stock may call special meetings of the stockholders; (iv) provide that the stockholders may take action only at a meeting of Omega Worldwide stockholders, not by written consent; (v) provide that stockholders must comply with certain advance notice procedures in order to nominate candidates for election to the Omega Worldwide Board or to place stockholders' proposals on the agenda for consideration at meetings of the stockholders; (vi) provide that, under certain circumstances, the affirmative vote of the holders of 80% of the Omega Worldwide Common Stock is required to approve any merger or similar business combination involving Omega Worldwide (the "business combination provision"); and (vii) provide that the stockholders may amend or repeal any of the foregoing provisions of the Charter or the Bylaws only by a vote of 80% of the stock entitled to vote generally in the election of directors. The Rights Plan would cause substantial dilution to a person or group that attempts to acquire Omega Worldwide on terms not approved in advance by the Omega Worldwide Board. In addition, Subtitle 6 of Title 3 of the MGCL (the "Business Combination Statute") restricts business combinations between Omega Worldwide and any holder of 10% or more of the Omega Worldwide Common Stock, and Subtitle 7 of Title 3 of the MGCL (the "Control Shares Acquisition Statute") imposes certain restrictions on the voting rights of control shares acquired in a control share acquisition. The Charter provides that the business combination provision, the Rights Plan, the Business Combination Statute and the Control Shares Acquisition Statute do not apply to Omega and its affiliates. Accordingly, Omega and its affiliates will be in a position to effect a business combination or other transaction with Omega Worldwide in situations where others would be restricted from effecting a similar transaction. See "Description of Omega Worldwide Capital Stock" and "Certain Antitakeover Provisions."

                                  THE COMPANY

     Omega Worldwide was incorporated in Maryland in November 1997. Omega Worldwide will own the Assets contributed by Omega and will receive cash from the Rights Offering. Prior to the contribution of the Assets, Omega Worldwide has had no operations. See "Business."

     The Company's executive offices are located at 905 West Eisenhower Circle, Suite 101, Ann Arbor, Michigan 48103 and its telephone number is (734) 747-9791. The Company will also have an office at 145 Cannon Street, London, England EC 4N5 BP, telephone number (171) 929-3444.

                              THE RIGHTS OFFERING

RIGHTS

     Omega is distributing, at no cost, to each holder of Omega Common Shares of record as of the close of business on the Record Date, one Right for every ten Omega Common Shares held by such holder on such Record Date. Each Right entitles the holder thereof to purchase one share of Omega Worldwide Common Stock at the Subscription Price. The Rights are evidenced by nontransferable Rights certificates, which shareholders will receive with the delivery of this Prospectus. A holder of Rights may (i) subscribe for shares of Omega Worldwide Common Stock through the exercise of all of his or her Rights, thereby preserving approximately the same percentage ownership in Omega Worldwide as he or she currently enjoys in Omega relative to the other shareholders of Omega, or
(ii) allow part or all of his or her Rights to expire unexercised. In the latter case, after the Rights Offering and the Distribution the shareholder would own a smaller relative equity ownership and voting interest in Omega Worldwide as he or she currently enjoys in Omega relative to the other shareholders of Omega.

SUBSCRIPTION PRICE

     The Subscription Price for one share of Omega Worldwide Common Stock, which
may be purchased upon the exercise of one Right, is $     .

EXPIRATION DATE

     The Rights will expire and become void at 5:00 p.m., Eastern Standard Time,
on March   , 1998 or such later date as Omega Worldwide may determine in its sole discretion. The Rights will thereafter have no value. Notice will be given to shareholders of record on the Record Date, by mail or by publication in a newspaper of national circulation, of a new Expiration Date in the event Omega Worldwide extends the period for the exercise of the Rights.

RESTRICTIONS

     All shareholders of Omega as of the Record Date who purchase shares of Omega Worldwide Common Stock pursuant to the Secondary Offering will agree not to exercise any Rights they may receive pursuant to the Rights Offering.

OVERSUBSCRIPTION PRIVILEGE

     A holder of Omega Common Shares on the Record Date who validly exercises all of the Rights initially issued to such holder to the extent possible will have the further right to exercise the Oversubscription Privilege for Unsubscribed Shares at the Subscription Price. Only holders of Omega Common Shares on the Record Date will be entitled to the Oversubscription Privilege. See, however, "Restrictions." Holders of Omega Common Shares so entitled to exercise the Oversubscription Privilege may oversubscribe for as many additional shares of Omega Worldwide Common Stock as desired (subject to the maximum number of shares of Omega Worldwide Common Stock offered in the Rights Offering and certain other restrictions). See "-- Limitation on Subscriptions." If the demand for shares of Omega Worldwide Common Stock pursuant to the Oversubscription Privilege exceeds the number of shares of Omega Worldwide Common Stock available, holders of Omega Common Shares on the Record Date shall participate in the Oversubscription Privilege (up to, but not exceeding, the number of shares of Omega Worldwide Common Stock oversubscribed for by each such holder) pro rata based upon the number of Rights exercised by each such person (without regard to the number of shares of Omega Worldwide Common Stock oversubscribed for by each such person pursuant to the Oversubscription Privilege), with fractional shares of Omega Worldwide Common Stock adjusted in any manner Omega Worldwide deems appropriate. Promptly after the Expiration Date, Omega Worldwide will send each subscriber exercising the Oversubscription Privilege a written confirmation (the "Oversubscription Notice") of the number of shares of Omega Worldwide Common Stock allocated to such subscriber under the Oversubscription Privilege.

UNSUBSCRIBED SHARES AND THIRD PARTY SALES

     Certain directors and officers of Omega Worldwide and their affiliates (the "Rights Investors") have committed to purchase any Unsubscribed Shares. On or
promptly after March   , 1998, the business day after the Expiration Date, the
Subscription Agent will send each Rights Investor a written confirmation of the number of shares of Omega Worldwide Common Stock allocated to such Rights
Investor. On or prior to April   , 1998, the fourth business day after the
Expiration Date, the Rights Investors must deliver payment for the shares of Omega Worldwide Common Stock subscribed for to the Subscription Agent by wire transfer of immediately available funds, based upon such Rights Investor's prorated allocation of shares of Omega Worldwide Common Stock as notified by the Subscription Agent.

WITHDRAWAL

     Omega Worldwide reserves the right to withdraw the Rights Offering (and the offering of Unsubscribed Shares to the Rights Investors) at any time prior to or on the Expiration Date and for any reason (including, without limitation, the market price of the Common Shares), in which event all funds received from subscribers will be refunded promptly without interest.

SUBSCRIPTION AGENT

     The Subscription Agent and escrow agent for the Rights Offering is First Chicago Trust Company of New York (the "Subscription Agent"). The address to which Rights Certificates, Notices of Guaranteed Delivery and payments should be mailed or delivered is:
                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                                    By Mail:
                          First Chicago Trust Company
                                  of New York
                         Attention: Tenders & Exchanges
                           P.O. Box 2565, Suite 4660
                           Jersey City, NJ 07303-2565
                           By Facsimile Transmission:
                                 (201) 222-4720
                                       or
                                 (201) 222-4721
                                    By Hand:
                          First Chicago Trust Company
                                  of New York
                         Attention: Tenders & Exchanges
                               c/o THE DEPOSITORY
                                 TRUST COMPANY
                            55 Water Street, DTC TAD
                        Vietnam Veterans Memorial Plaza
                               New York, NY 10041

                             By Overnight Courier:
                          First Chicago Trust Company
                                  of New York
                         Attention: Tenders & Exchanges
                                 Suite 4680-EEG
                           14 Wall Street, 8th Floor
                               New York, NY 10005
                             Confirm By Telephone:
                                 (201) 222-4707

     Delivery of Rights Certificates, Notices of Guaranteed Delivery and payments (other than wire transfers) other than as set forth above will not constitute a valid delivery.

     ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE METHOD OF SUBSCRIBING FOR SHARES OF OMEGA WORLDWIDE COMMON STOCK OR FOR ADDITIONAL COPIES
OF THIS PROSPECTUS SHOULD BE DIRECTED TO                AT                .

FRACTIONAL SHARES

     No fractional shares of Omega Worldwide Common Stock will be issued and Omega Worldwide may adjust for fractional shares of Omega Worldwide Common Stock resulting from the exercise of the Oversubscription Privilege in any manner it deems appropriate. Rights Certificates may not be divided in such a manner as to create fractional Rights or permit holders to subscribe for a greater number of shares of Omega Worldwide Common Stock. Banks, trust companies, securities dealers and brokers that hold shares of Omega Worldwide Common Stock as nominees for more than one beneficial owner may have a Rights Certificate divided by the Subscription Agent (see "-- Method of Transferring Rights"), or may, upon proper showing to the Subscription Agent, exercise their Rights Certificates on the same basis as if the beneficial owners were record holders on the Record Date. Omega Worldwide reserves the right to deny any division of Rights Certificates if in its opinion the result would be inconsistent with the intent of this privilege.

METHOD OF EXERCISING RIGHTS

     Shares of Omega Worldwide Common Stock may be subscribed for pursuant to the exercise of the Rights by properly completing and duly executing the Rights Certificate accompanying this Prospectus and mailing or delivering the Rights Certificate, together with payment of the full Subscription Price for each share of Omega Worldwide Common Stock subscribed for pursuant to the exercise of Rights to the Subscription Agent at the appropriate address set forth above. Upon receipt of the Oversubscription Notice, each subscriber exercising the Oversubscription Privilege must deliver payment to the Subscription Agent for the shares of Omega Worldwide Common Stock subscribed for pursuant to the Oversubscription Privilege on or prior to the fourth business day after receipt of the Oversubscription Notice. Banks, trust companies, securities dealers and brokers that hold shares of Omega Worldwide Common Stock as nominee for more than one beneficial owner may, upon proper showing to the Subscription Agent, exercise their Rights and the Oversubscription Privilege on the same basis as if the beneficial owners were record holders on the Record Date. Payments must be made in United States currency by personal check, cashier's check, bank draft or money order payable to the order of "Omega Worldwide Rights Offering". In the case of holders of Rights that are held of record through The Depository Trust Company ("DTC"), such Rights may be exercised by instructing DTC to transfer Rights from such holder's DTC account to the Subscription Agent's DTC account, together with payment of the full Subscription Price. Except as described under "-- Late Delivery of Payment and Rights Certificates", to be accepted, the properly completed and duly executed Rights Certificate and the payment must be received by the Subscription Agent prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date. Rights Certificates received after such time will not be honored.

     A holder of Rights who exercises fewer than all of the Rights represented by his or her Rights Certificate will receive from the Subscription Agent a new Rights Certificate representing such unexercised Rights. No new Rights
Certificates will be issued after                , 1998. Neither Omega Worldwide
nor the Subscription Agent shall incur any liability if a Rights Certificate, furnished by the Subscription Agent or otherwise, is not received in time to be exercised, transferred or sold.

     The instruction letter accompanying the Rights Certificate should be read carefully and strictly followed. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO OMEGA WORLDWIDE. Except as described under the captions "-- Unsubscribed Shares and Third Party Sales" and "-- Late Delivery of Payments and Rights Certificates," no subscription will be deemed to have been received until the Subscription Agent has received delivery of a properly completed and duly executed Rights Certificate and payment of the full Subscription Price. The risk of delivery of all documents and payments is on subscribers, not Omega Worldwide or the Subscription Agent. If the mail is used, it is recommended that insured, registered mail, return receipt requested, be used and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent before the Expiration Date.

LATE DELIVERY OF PAYMENTS AND RIGHTS CERTIFICATES

     If, prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date, the Subscription Agent has received a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form accompanying this Prospectus (either by hand, mail, telegram or facsimile transmission) specifying the name of the holder of Rights and the number of shares of Omega Worldwide Common Stock subscribed for (stating separately the number of shares of Omega Worldwide Common Stock subscribed for pursuant to the exercise of the Rights and the Oversubscription Privilege) and guaranteeing that the properly completed and duly executed Rights Certificate and payment of the full Subscription Price for all shares of Omega Worldwide Common Stock subscribed for will be delivered to the Subscription Agent within three business days after the Expiration Date, such subscription may be accepted, subject to the Subscription Agent's withholding the certificates for the shares of Omega Worldwide Common Stock until receipt of the properly completed and duly executed Rights Certificate and payment of such amount within such time period. In the case of holders of Rights that are held of record through DTC, such Rights may be exercised by instructing DTC to transfer Rights from such holder's DTC account to the Subscription Agent's DTC account, together with payment of the full Subscription Price. The Notice of Guaranteed Delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of Guaranteed Delivery and Payments should be mailed or delivered to the appropriate addresses set forth under "-- Subscription Agent".

VALIDITY OF SUBSCRIPTIONS

     All questions with respect to the validity and form of the exercise of any Rights or the Oversubscription Privilege, or third-party subscriptions for Unsubscribed Shares (including time of receipt and eligibility to participate in the Rights Offering) will be determined solely by Omega Worldwide, which determination shall be final and binding. Once made, subscriptions and directions are irrevocable, and no alternative, conditional or contingent subscriptions or directions will be accepted. Omega Worldwide reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which, in the opinion of Omega Worldwide's counsel, would be unlawful. Any irregularities in connection with subscriptions must be cured prior to the Expiration Date unless waived by Omega Worldwide in its sole discretion. Neither Omega Worldwide nor the Subscription Agent shall be under any duty to give notification of defects in such subscriptions or incur any liability for failure to give such notification. A subscription will be deemed to have been accepted (subject to Omega Worldwide's right to withdraw or terminate the Rights Offering) only when a properly completed and duly executed Rights Certificate, any other required documents and payment of the full Subscription Price with respect to such subscription have been received by the Subscription Agent. Omega Worldwide's interpretations of the terms and conditions of the Rights Offering shall be final and binding.

RIGHTS OF SUBSCRIBERS

     Subscribers will have no rights as shareholders of Omega Worldwide with respect to shares of Omega Worldwide Common Stock subscribed for until certificates representing such shares of Omega Worldwide Common Stock are issued to them. Subscribers will have no right to revoke their subscriptions after delivery to the Subscription Agent of a completed Rights Certificate and any other required documents.

DELIVERY OF SHARES

     Certificates for shares of Omega Worldwide Common Stock purchased pursuant to the exercise of Rights will be mailed as soon as practicable after the receipt of all required documents and payment in full of the Subscription Price due for such shares of Omega Worldwide Common Stock. Certificates for shares of Omega Worldwide Common Stock purchased pursuant to the Oversubscription Privilege or third-party subscriptions for Unsubscribed Shares will be mailed as soon as practicable after the Expiration Date and the receipt of all required documents and payment in full of the Subscription Price due for such shares of Omega Worldwide Common Stock. In the case of shareholders whose shares of Omega Worldwide Common Stock are held through DTC and Rights Investors who arrange for delivery and payment through DTC, the appropriate participant account will be credited.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS REGARDING THE RIGHTS OFFERING

     The following is a summary description of the material U.S. federal income tax consequences of the Rights Offering. This summary is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury regulations, administrative pronouncements and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not purport to be a complete discussion of all U.S. federal income tax considerations relating to the Rights Offering. This summary does not address the tax consequences of the Rights Offering under state, local or non-U.S. tax laws. In addition, this summary may not apply, in whole or in part, to particular categories of Omega shareholders, such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, foreign taxpayers and other special status taxpayers. Finally, a tax ruling from the Internal Revenue Service has not been requested. THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ALL OMEGA SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING, INCLUDING ANY STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES.

     Taxation of Omega on the Rights Offering. Omega will recognize gain on the capitalization of Omega Worldwide with the Assets to the extent the fair market value of the Assets exceeds Omega's adjusted tax basis in the Assets. In addition, Omega will recognize gain on the Rights Offering to the extent the fair market value of the Rights distributed to the Omega shareholders exceeds Omega's adjusted tax basis in the Rights. Such gain will increase Omega's current earnings and profits.

     Taxation of Omega Shareholders on the Rights Offering. As a result of the Rights Offering, an Omega shareholder will be treated as receiving a distribution from Omega in an amount equal to the fair market value of the Rights received by such shareholder. Omega's distributions (including the Rights Offering) will be ordinary income to the extent of Omega's current and accumulated earnings and profits, which will be increased by the amount of gain recognized by Omega as described above. To the extent that distributions (including the Rights Offering) will be in excess of current and accumulated earnings and profits (unless designated as capital gain dividends), such distributions will be treated as a tax-free return of capital, reducing the tax basis in the shareholder's Omega Common Shares by the amount of the distribution (but not below zero). To the extent that distributions (including the Rights Offering) will be in excess of a shareholder's adjusted tax basis in Omega, such distributions will be capital gain (if the Omega Common Shares are held as a capital asset). An Omega shareholder will have a tax basis in the Rights equal to the fair market value of the Rights received on the Distribution Date.

     Based upon the above, management anticipates that, for a typical Omega shareholder, the Rights Offering will result in an increase in the shareholder's tax-free return of capital and in capital gain, but this result cannot be assured.

     Taxation of Non-U.S. Omega Shareholders on the Rights Offering. For purposes of this discussion a "non-U.S. holder" means any Omega shareholder who, for United States income tax purposes, is a foreign corporation, a nonresident alien, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership which has at least one member that is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust. Non-U.S. holders will be subject to U.S. withholding tax at a rate of 30%, or if applicable, a lower treaty rate, on the portion of the Rights Offering not attributable to capital gains unless the Rights Offering is effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder. In addition, under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), any Rights Offering made by Omega to a non-U.S. holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") by Omega ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. Omega will be required to withhold tax equal to 35% of the amount of the Rights Offering applicable to a non-U.S. holder to the extent it constitutes USRPI Capital Gains, without regard to the portion of the Rights Offering which Omega designates as a capital gain dividend. The portion of the Rights Offering which constitutes USRPI Capital Gains may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a non-U.S. holder that is a foreign corporation.

     Any portion of the Rights Offering that exceeds both current and accumulated earnings and profits of Omega will not be taxed as either an ordinary dividend or a capital gain dividend. However, because Omega will not be able to determine at the time the Rights Offering is made whether or not the Rights Offering will be in excess of Omega's current and accumulated earnings and profits, the Rights Offering will be subject to full withholding. The non-U.S. holder may seek a refund of over-withholding from the Internal Revenue Service if it is subsequently determined that the Rights Offering was, in fact, in excess of Omega's current and accumulated earnings and profits. Under current Treasury Regulations, offerings paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for foreign withholding purposes and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. In any case where an offering is payable in any medium other than money, the withholding agent cannot release the property so distributed until the property has been converted into funds sufficient to enable the withholding agent to pay over in money the tax required to be withheld. For a discussion of the manner in which this withholding obligation will be satisfied by Omega in connection with the Rights Offering see "Foreign Shareholders."

     Taxation of Omega Shareholder upon Exercise of Rights. Except as discussed below with respect to cash received in lieu of fractional shares of Omega Worldwide Common Stock, an Omega shareholder will not recognize gain or loss upon the exercise of a Right. An Omega shareholder's tax basis in the Omega Worldwide Common Stock will be equal to the sum of (i) such shareholder's tax basis in the Right exercised and (ii) the exercise price paid. The holding period of the Omega Worldwide Common Stock received upon the exercise of a Right will begin on the date of exercise. An Omega shareholder receiving cash in lieu of fractional shares of Omega Worldwide Common Stock upon the exercise of a Right will recognize gain to the extent that the cash received exceeds such shareholder's tax basis in the portion of the Right exercised for cash in lieu of fractional shares of Omega Worldwide Common Stock.

     Taxation of Omega Shareholder upon Expiration of Rights. If an Omega shareholder's Rights expire without being exercised, such shareholder will recognize a loss equal to its tax basis in the expired Rights. In general, such loss will be a capital loss if the stock into which the Rights were exercisable would be a capital asset in such shareholder's hands and will be a short-term loss.

     Backup Withholding. Under the backup withholding rules of the Code (which generally impose a 31% withholding tax on certain persons who fail to furnish the information required under the U.S. federal tax reporting requirements), an Omega shareholder may be subject to backup withholding with respect to the receipt of the Rights unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that the holder is not currently subject to backup withholding because of a failure to report all dividend and interest income. The taxpayer identification number of an individual is his or her Social Security number. Any amount withheld under these rules will be credited against the shareholder's U.S. federal income tax liability.

     Information Reporting. Omega is required to report to its shareholders the value of the Rights issued in the Rights Offering on Form 1099-DIV for 1998.

LISTING AND TRADING OF OMEGA WORLDWIDE COMMON STOCK

     There is currently no public market for Omega Worldwide Common Stock. Although Omega Worldwide intends to report the Omega Worldwide Common Stock on NASDAQ, it has not yet been approved for listing, and there can be no assurance as to the prices at which trading in Omega Worldwide Common Stock will occur after the Distribution. Until Omega Worldwide Common Stock is fully distributed and an orderly trading market develops, the prices at which trading in such stock occurs may fluctuate significantly. There can be no assurance that an active trading market in Omega Worldwide Common Stock will develop or be sustained in the future.

     The prices at which Omega Worldwide Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, Omega Worldwide's performance and prospects, the depth and liquidity of the market for Omega Worldwide Common Stock, investor perception of Omega

Worldwide and of the industries in which the Company operates and economic conditions in general, Omega Worldwide's dividend policy, and general financial and other market conditions. In addition, financial markets have experienced extreme price and volume fluctuations that have affected the market price of many stocks and that, at times, could be viewed as unrelated or disproportionate to the operating performance of such companies. Such fluctuations have also affected the share prices of many newly public issuers. Such volatility and other factors may materially adversely affect the market price of Omega Worldwide Common Stock.

     Omega Worldwide will have approximately 3,000 stockholders of record, based on the number of record holders of Omega Common Shares on the Record Date. The Transfer Agent and Registrar for the Omega Worldwide Common Stock will be First Chicago Trust Company of New York. For certain information regarding options and other equity-based employee benefit awards involving Omega Worldwide Common Stock that may become outstanding after the Distribution, see "Management."

FOREIGN SHAREHOLDERS

     In the Rights Offering, Rights will not be mailed immediately to Omega shareholders of record whose mailing addresses are outside the United States ("Foreign Shareholders") but instead will be held by the Distribution Agent for such shareholders' accounts. As described under the heading "-- Certain Federal Income Tax Considerations Regarding the Rights Offering -- Taxation of Non-U.S. Omega Shareholders on the Rights Offering" Omega is subject to a United States federal tax withholding obligation with respect to the Rights distributed to Foreign Shareholders. On the Record Date, the Distribution Agent will mail a notice to a Foreign Shareholder announcing the Distribution and instructing the Foreign Shareholder that in order to receive the full amount of the Rights, the Foreign Shareholder must provide a check to the Distribution Agent in the amount of the Rights to be withheld. Within ten business days after the Record Date, the Distribution Agent will mail an additional notice to each Foreign Shareholder setting forth the amount of the withholding obligation. A Foreign Shareholder must deliver to the Distribution Agent his or her check in the proper amount of the withholding within 20 business days of the Record Date.

                                THE DISTRIBUTION

BACKGROUND OF AND REASONS FOR THE DISTRIBUTION

     Omega Worldwide will provide investment advisory and management services and hold equity and debt interests in companies engaged in providing sale/leaseback and other capital financing to healthcare service providers throughout the world. Omega Worldwide will seek to leverage its management expertise in financing healthcare providers globally by providing seed equity and debt capital and investment advisory services to newly-formed or existing real estate and finance companies principally in countries other than the United States. Under the Operating Agreement, Omega Worldwide and Omega will agree to provide each other with rights to participate in certain transactions and to make certain investments. In particular, Omega Worldwide will have the right to pursue certain opportunities that Omega may determine it is unable to pursue (whether due to its status as a REIT for federal income tax purposes or for other reasons), or that Omega may elect not to pursue. See "Business -- The Operating Agreement." In addition, Omega Worldwide intends to pursue additional opportunities with others in the future. The Distribution of Omega Worldwide Common Stock will provide Omega shareholders as of the Record Date with the opportunity to benefit from activities Omega elects not to pursue due to its REIT status or for other reasons. Concurrent with the effectiveness of the Company's Registration Statement of which this Prospectus is a part, Omega will contribute the Assets in exchange for 5,799,000 shares of Omega Worldwide Common Stock, bringing the aggregate amount of shares of Omega Worldwide Common Stock owned by Omega to 7,900,000, of which 2,100,000 shares are being sold in the Secondary Offering and 5,800,000 shares are being distributed by Omega to its shareholders in connection with the Distribution.

MANNER OF EFFECTING THE DISTRIBUTION

     It is expected that the Distribution Date will be March   , 1998. At the
time of the Distribution, share certificates for Omega Worldwide Common Stock will be delivered to the Distribution Agent. Commencing on or about the date of the Distribution, the Distribution Agent will begin mailing account statements reflecting ownership of Omega Worldwide Common Stock to holders of Omega Common Shares as of the close of business on the Record Date. The Distribution will be made on the basis of one share of Omega Worldwide Common Stock for every 3.45 Omega Common Shares held on the Record Date. No certificates representing fractional shares of Omega will be issued in connection with the Distribution. In lieu of fractional shares, the Distribution Agent will aggregate and sell the fractional shares and distribute the cash proceeds to those holders otherwise entitled to a fractional interest in the amount of their pro rata share of the total sale proceeds. Proceeds from sales of fractional shares will be paid by the Distribution Agent based upon the average gross selling price per share of the Omega Worldwide Common Stock of all such sales. Omega will bear the cost of commissions incurred in connection with such sales. Such sales are expected to be made as soon as practicable after the Distribution Date. None of Omega, Omega Worldwide or the Distribution Agent will guarantee any minimum sale price for the fractional shares of the Omega Worldwide Common Stock and no interest will be paid on the proceeds of such sales. All shares of Omega Worldwide Common Stock will be fully paid and nonassessable. See "Description of Omega Worldwide Capital Stock."

     Prior to the Distribution Date, inquiries relating to the Distribution
should be directed to the Distribution Agent at        ; or by telephone at
       ; Monday through Friday, 9 a.m. to 5 p.m. (Eastern time), toll-free at . After the Distribution Date, inquiries may be directed to the
Distribution Agent or Omega Worldwide Investor Relations, at           ; or by
telephone at             , Monday through Friday, 9 a.m. to 5 p.m. (Eastern
time).

     NO HOLDER OF OMEGA COMMON SHARES WILL BE REQUIRED TO MAKE ANY PAYMENT FOR THE SHARES OF OMEGA WORLDWIDE COMMON STOCK TO BE RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE OMEGA COMMON SHARES OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE OMEGA WORLDWIDE COMMON STOCK TO WHICH THE HOLDER IS ENTITLED IN THE DISTRIBUTION.

EFFECT ON OMEGA

     The Board of Directors of Omega intends not to reduce the Omega dividend or alter Omega's dividend policy as a consequence of the Distribution of shares of Omega Worldwide Common Stock or the contribution of Assets of Omega to Omega Worldwide.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     The following is a summary description of the material U.S. federal income tax consequences of the Distribution. This summary is based upon the current provisions of the Code, its legislative history, Treasury regulations, administrative pronouncements and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not purport to be a complete discussion of all U.S. federal income tax considerations relating to the Distribution. This summary does not address the tax consequences of the Distribution under state, local or non-U.S. tax laws. In addition, this summary may not apply, in whole or in part, to particular categories of Omega shareholders, such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, foreign taxpayers and other special status taxpayers. Finally, a tax ruling from the Internal Revenue Service has not been requested. THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ALL OMEGA SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION, INCLUDING ANY STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES.

     Taxation of Omega on the Distribution. Omega will recognize gain on the capitalization of Omega Worldwide with the Assets to the extent the fair market value of the Assets exceeds Omega's adjusted tax basis in the Assets. In addition, Omega may recognize gain on the Distribution to the extent the fair market value of the Omega Worldwide Common Stock distributed to the Omega shareholders exceeds Omega's adjusted tax basis in the Omega Worldwide Common Stock, which basis will depend on the fair market value of the Assets. Furthermore, Omega may recognize gain on the sale of the remaining 21% of the Omega Worldwide Common Stock to the purchasers in the Secondary Offering to the extent the fair market value of the Omega Worldwide Common Stock sold to the purchasers in the Secondary Offering exceeds Omega's adjusted tax basis in the Assets, which basis will depend on the fair market value of the Assets. Such gains will increase Omega's current earnings and profits.

     Taxation of Omega Shareholders on the Distribution. As a result of the Distribution, an Omega shareholder will be treated as receiving a distribution from Omega in an amount equal to the fair market value of the Omega Worldwide Common Stock received by such shareholder. Omega's distributions (including the Distribution) will be ordinary income to the extent of Omega's current and accumulated earnings and profits (unless designated as capital gain dividends), which will be increased by the amount of gain recognized by Omega as described above. To the extent that distributions (including the Distribution) will be in excess of current and accumulated earnings and profits, such distributions will be treated as a tax-free return of capital, reducing the tax basis in the shareholder's Omega Common Shares by the amount of the distribution (but not below zero). To the extent that distributions (including the Distribution) will be in excess of a shareholder's adjusted tax basis in Omega, such distributions will be capital gain (if the Omega Common Shares are held as a capital asset). An Omega shareholder will have a tax basis in the Omega Worldwide Common Stock equal to the fair market value of the Omega Worldwide Common Stock received on the Distribution Date. An Omega shareholder's holding period for the Omega Worldwide Common Stock received in the Distribution will begin on the Distribution Date.

     Based upon the above, management anticipates that, for a typical Omega shareholder, the Distribution likely will result in an increase in the shareholder's tax-free return of capital and capital gain, but this result cannot be assured.

     The following example illustrates the application of the above rules to a hypothetical Omega shareholder. (All of the facts in this paragraph are hypothetical and are assumed for purposes of illustration.) An Omega shareholder has a $20 adjusted tax basis in an Omega Common Share. Omega will make a distribution equal to or in excess of its 1998 earnings and profits from operations. In addition to Omega's earnings and profits from operations, the consummation of the transaction contemplated herein generates additional earnings and profits equal to $1.50 for each outstanding Omega Common Share. The fair market value of a share of Omega Worldwide Common Stock at the Distribution Date is $7.50 (the equivalent of $2.17 per Omega Common Share) which will be the tax basis of the share of Omega Worldwide Common Stock. Omega will designate the Distribution as a capital gain dividend. Based upon the above hypothetical facts, such shareholder would be treated as receiving a capital gain dividend equal to $1.50 and would have a tax-free return of capital equal to $0.67 which would reduce such shareholders adjusted tax basis in its Omega Common Share from $20 to $19.33.

     Taxation of Non-U.S. Omega Shareholders on the Distribution. For purposes of this discussion a "non-U.S. holder" means any Omega shareholder who, for United States income tax purposes, is a foreign corporation, a nonresident alien, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership which has at least one member that is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust. Non-U.S. holders will be subject to U.S. withholding tax at a rate of 30%, or if applicable, a lower treaty rate, on the portion of the Distribution not attributable to capital gains unless the Distribution is effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder. In addition, under FIRPTA, any distribution made by Omega to a non-U.S. holder, to the extent attributable to USRPI Capital Gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. Omega will be required to withhold tax equal to 35% of the amount of the Distribution applicable to a non-U.S. holder to the extent it constitutes USRPI Capital Gains, without regard to the portion of the Distribution which Omega designates as a capital gain dividend. The portion of the Distribution which constitutes USRPI Capital Gains may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a non-U.S. holder that is a foreign corporation.

     Any portion of the Distribution that exceeds both current and accumulated earnings and profits of Omega will not be taxed as either an ordinary dividend or a capital gain dividend. However, because Omega will not be able to determine at the time the Distribution is made whether or not the Distribution will be in excess of Omega's current and accumulated earnings and profits, the Distribution will be subject to full withholding. The non-U.S. holder may seek a refund of over-withholding from the Internal Revenue Service if it is subsequently determined that the Distribution was, in fact, in excess of Omega's current and accumulated earnings and profits. Under current Treasury Regulations, distributions paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for foreign withholding purposes and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. In any case where a distribution is payable in any medium other than money, the withholding agent cannot release the property so distributed until the property has been converted into funds sufficient to enable the withholding agent to pay over in money the tax required to be withheld. For a discussion of the manner in which this withholding obligation will be satisfied by Omega in connection with the Distribution see "Foreign Shareholders."

     Backup Withholding. Under the backup withholding rules of the Code (which generally impose a 31% withholding tax on certain persons who fail to furnish the information required under the U.S. federal tax reporting requirements), an Omega shareholder may be subject to backup withholding with respect to the receipt of Omega Worldwide Common Stock unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that the holder is not currently subject to backup withholding because of a failure to report all dividend and interest income. The taxpayer identification number of an individual is his or her Social Security number. Any amount withheld under these rules will be credited against the shareholder's U.S. federal income tax liability.

     Information Reporting. Omega is required to report to its shareholders the value of the Omega Worldwide Common Stock issued in the Distribution on Form 1099-DIV for 1998.

SHARES AVAILABLE FOR FUTURE SALE

     Omega Worldwide Common Stock distributed in the Distribution and acquired pursuant to the Offerings (approximately 10,000,000 shares) will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of Omega Worldwide under the Securities Act. Persons who may be deemed to be affiliates of Omega Worldwide after the Distribution and the Offerings generally include individuals or entities that control, are controlled by, or are under common control with, Omega Worldwide and may include certain officers and directors of Omega Worldwide as well as principal stockholders of Omega Worldwide, if any. Persons who are affiliates of Omega Worldwide will be permitted to sell their shares of Omega Worldwide Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(2) of the Securities Act (relating to private sales) or by Rule 144 under the Securities Act. Neither Omega nor Omega Worldwide is able to predict whether substantial amounts of Omega Worldwide Common Stock will be sold in the open market following the Distribution and the Offerings. Sales of substantial amounts of Omega Worldwide Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of Omega Worldwide Common Stock.

FOREIGN SHAREHOLDERS

     In the Distribution, shares of Omega Worldwide Common Stock will not be mailed immediately to Foreign Shareholders but instead will be held by the Distribution Agent for such shareholders' accounts. As described under the heading "-- Certain Federal Income Tax Consequences of the Distribution -- Taxation of Non-U.S. Omega Shareholders on the Distribution" Omega is subject to a United States federal tax withholding obligation with respect to the shares of Omega Worldwide Common Stock to be distributed to Foreign Shareholders. On the Record Date, the Distribution Agent will mail a notice to each Foreign Shareholder announcing the Distribution as well as seeking instructions from the Foreign Shareholder electing between the following options: (i) providing a check to the Distribution Agent in the amount to be withheld and receiving the full amount of shares of Omega Worldwide Common Stock or (ii) having the Distribution Agent sell the number of shares of Omega Worldwide Common Stock necessary to satisfy the withholding obligations and receiving his or her remaining shares of Omega Worldwide Common Stock. Within ten business days after the Record Date, the Distribution Agent will mail an additional notice to each Foreign Shareholder setting forth the amount of the withholding obligation. A Foreign Shareholder must deliver to the Distribution Agent his or her instructions and, if option (i) is elected, a check in the proper amount of the withholding must be received by the Distribution Agent within 20 business days of the Record Date. If no instructions are received from a Foreign Shareholder by the end of such period, the Distribution Agent will take the actions specified in option (ii) in satisfying the withholding obligations with respect to such shareholder.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,100,000 shares of Omega Worldwide Common Stock pursuant to the Rights Offering will be $15,000,000, after deducting the expenses. The Company intends to use the net proceeds for general corporate purposes, including working capital requirements and possible acquisitions. The Company will not receive any proceeds from the Secondary Offering or the Distribution.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of November 30, 1997 on a historical basis, as adjusted for the contribution of the Assets by Omega, and assumed completion as of November 30, 1997 of the formation and capitalization of Omega Worldwide.

                                                                        NOVEMBER 30, 1997
                                                            -----------------------------------------
                                                                              AS
                                                            HISTORICAL    ADJUSTED(A)    PRO FORMA(B)
                                                            ----------    -----------    ------------
Shareholders' Equity
  Preferred stock $1.00 par value: 10,000,000 shares
     authorized.........................................
  Common stock $0.10 par value; 50,000,000 shares
     authorized; 2,101,000 issued and outstanding
     (historical); 7,900,000 issued and outstanding (as
     adjusted); and 10,000,000 issued and outstanding
     (pro forma)........................................    $ 210,100     $   790,000    $ 1,000,000
  Common stock subscription receivable..................     (210,000)
  Additional paid-in capital............................          900      28,312,612     43,102,612
                                                            ---------     -----------    -----------
     Total shareholders' equity.........................        1,000      29,312,612     44,312,612
                                                            ---------     -----------    -----------
     Total capitalization...............................    $   1,000     $29,312,612    $44,312,612
                                                            =========     ===========    ===========

-------------------------
(A) Reflects contribution by Omega of investment in Principal, recorded at Omega's carrying value, in exchange for 5,799,000 additional shares of Omega Worldwide Common Stock.

(B) Reflects proceeds of assumed issuance of 2,100,000 shares of Omega Worldwide to its shareholders pursuant to the Rights Offering at $7.50 per share (less estimated offering and registration costs of $750,000).

                                DIVIDEND POLICY

     The primary objective of Omega Worldwide is to achieve long-term growth. The Company intends to use its available funds to pursue investment and business opportunities and, so long as such opportunities exist, does not anticipate the payment of any cash dividends on Omega Worldwide Common Stock in the foreseeable future. Payment of dividends on Omega Worldwide Common Stock also may be subject to limitations under the proposed credit facility from a financial institution and will also be subject to such limitations as may be imposed by any other credit facilities that Omega Worldwide may obtain from time to time. The declaration of dividends will be subject to the discretion of the Omega Worldwide Board.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     Omega Worldwide's Assets may not be readily marketable and their values may be affected by general market conditions in the United States and the United Kingdom. Nevertheless, the Company believes that its capital and revenues will be sufficient to fund the Company's anticipated investments and proposed operations.

LIQUIDITY AND CAPITAL RESOURCES

     In connection with the formation and capitalization of the Company, the Company expects to obtain a $25,000,000 line of credit from a financial institution. The line of credit will mature in 2001 and will be guaranteed by Omega. The terms of the line of credit are described generally in "Certain Transactions." The proceeds of the line of credit are expected to be used to pursue investment and financing opportunities.

RESULTS OF OPERATIONS

     Omega Worldwide has no external sources of financing except as described above in "Liquidity and Capital Resources." The Company is not aware of any known trends or uncertainties, other than national or international economic conditions, which have had or which may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition of the Assets and operations of its business, other than those referred to in this Prospectus.

CAPITAL RESOURCES -- LONG-TERM CASH GENERATION

     As of the date of this Prospectus, the Company has no commitments to purchase any assets except as may be necessary to maintain its current ownership interest in Principal. The purchase of additional assets will be contingent upon securing adequate funding on terms acceptable to the Company. The Company is not aware of any material unfavorable trends in either capital resources or the outlook for long-term cash generation, nor does it expect any material changes in the availability and relative cost of such capital resources.

                                    BUSINESS

OVERVIEW

     Omega Worldwide will provide investment advisory services to and hold equity and debt interests in companies engaged in providing sale/leaseback and other capital financing to healthcare service providers throughout the world. Omega Worldwide will seek to leverage its management expertise in financing healthcare providers by providing seed equity and debt capital and investment advisory services to newly-formed or existing real estate and finance companies principally in countries other than the United States. Private healthcare and its finance, particularly for the aging population in developed countries, represents a growing priority in which capital is a major consideration. Based upon management's experience in establishing Principal, Omegal Worldwide will seek to extend its investments in healthcare finance on a global basis. The Company may also consider investment in other actively managed real estate opportunities. The Company will use its and Omega's extensive resources to identify, develop and structure attractive opportunities to invest in healthcare real estate ownership and finance. The Company intends to invest its capital in two principal ways: first, to increase its existing investment in Principal, as needed to establish its dominant position in private healthcare finance in the United Kingdom; and second, to establish similar relationships with existing or newly-formed entities in other suitable developed countries. Omega Worldwide also will coordinate and integrate its investment activity with Omega so as to take advantage of investment opportunities which would not be suitable for Omega due to its REIT status.

     A substantial portion of the firms Omega Worldwide develops and to which it provides seed capital will ultimately consist of companies which have the potential for public trading in the markets in which they operate. Omega Worldwide will own the Assets contributed by Omega and will receive cash from the Rights

Offering. Prior to the contribution of Assets by Omega, Omega Worldwide has had no operations. Omega Worldwide has entered into the Operating Agreement with Omega, pursuant to which Omega Worldwide and Omega have agreed to provide each other with rights to participate in certain transactions and to make certain investments.

BUSINESS STRATEGY

     Omega Worldwide intends to provide investment advisory services to Principal pursuant to the Management Agreement and to develop additional opportunities in healthcare finance. Omega Worldwide believes that it has, or will have access to, sufficient management expertise to identify investment opportunities, evaluate risks and possible returns, fund investments and thus manage the Assets successfully. Omega Worldwide intends to enter into agreements similar to the Management Agreement with other entities engaged in activities similar to Principal. Omega Worldwide will also establish and invest in other entities like Principal conducting real estate investment and financing activities for the healthcare industry in European and Pacific Rim countries. Furthermore, to pursue additional opportunities, Omega Worldwide plans to capitalize on its relationship with Omega and Omega's ability to structure investment transactions creatively.

     The Distribution of Omega Worldwide Common Stock and the Rights Offering will provide Omega shareholders as of the Record Date with the opportunity to benefit from activities Omega elects not to pursue due to its REIT status, or for other reasons.

     The Company intends to invest in entities that are organized outside the United States and that acquire or establish portfolios of income-producing healthcare facilities or participating mortgages, with a primary focus on nursing home facilities or other facilities that provide institutional services to the elderly. The Company will also enter into management agreements with those entities. In deciding in which entities and countries to invest, Omega Worldwide will consider such factors as the demand and opportunity to provide private sector financing to healthcare facilities for the elderly; the healthcare reimbursement/payment system; the ability to have enforceable legal rights; and the ability to repatriate earnings. In advising and making recommendations concerning potential investments by such entities, the Company will consider such factors as: the quality and experience of management and the creditworthiness of the operator of the facility; the facility's historical, current and forecast cash flow and its adequacy to meet operational needs, capital expenditures and lease or debt service obligations, while providing a competitive return on investment to the Company; the construction quality, condition and design of the facility; the geographic area and type of facility; the growth and regulatory environment of the community in which the facility is located; the occupancy and demand for similar healthcare facilities in the same or nearby communities; and the mix of private and publicly-funded patients.

     In pursuing investments, the Company intends to focus on established and creditworthy healthcare operators who meet the Company's standards for quality and experience of management. Each of the entities in which the Company invests will seek to diversify its investments in terms of geographic location and operators. Additionally, one of their fundamental investment strategies will be to obtain contractual rent escalations under long-term, non-cancelable net leases or to obtain revenue participations through participating mortgage loans.

     Each of the entities in which the Company invests will seek to require that a healthcare operator enter into a master lease or a series of cross-collateralized, cross-defaulted, cross-guaranteed leases covering properties leased by the Company to that operator, with careful attention to financial and operational covenants from the operator. Each of the entities in which the Company invests will seek to develop and use effective security devices under local law to protect its position.

THE OPERATING AGREEMENT

     Omega Worldwide and Omega have entered into the Operating Agreement to provide each other with rights to participate in certain transactions and make certain investments. The Operating Agreement provides, subject to certain terms, that Omega will provide Omega Worldwide with a right of first refusal (i) to become the manager with respect to any real property assets identified by Omega in markets outside of the United

States and (ii) to participate in transactions or make investments in markets where Omega is unable to pursue the entire transaction or investment. Omega may, but will not be required to, offer Omega Worldwide the opportunity to participate in transactions, or make investments, where Omega is able to pursue the entire transaction or investment. Under the Operating Agreement, Omega Worldwide has agreed not to acquire or make investments in real estate (which, for purposes of the Operating Agreement, includes the provision of services related to real estate) in the United States unless it has notified Omega of the acquisition or investment opportunity, and Omega has determined not to pursue such acquisitions or investments. Omega Worldwide also has agreed to assist Omega in structuring any such acquisition or investment which Omega elects to pursue, on terms determined by Omega. Omega, in its sole discretion, will make all decisions as to its ability or inability to pursue transactions or investments. In addition, Omega and Omega Worldwide each agree to notify the other of, and make available to the other, investment opportunities developed by such party or of which such party becomes aware but is unable or unwilling to pursue. The Operating Agreement has a term of ten years and automatically renews for successive five-year terms unless terminated.

THE PRINCIPAL ASSETS

     Prior to the contribution of the Assets to Omega Worldwide, Principal will be recapitalized to convert the outstanding Class B ordinary shares which are currently non-voting into Class A ordinary shares which are voting shares. As a consequence of the recapitalization, Omega Worldwide will own 3,337,500 shares of Class A voting ordinary shares of Principal (representing 33.375% of the outstanding shares) and warrants with respect to a total of 10,554,583 shares of Class A voting ordinary shares.

     Principal was established in 1995 to provide capital and medium-term finance on a stable, continuing basis to the private-sector healthcare industry in the United Kingdom. Principal does not build or operate nursing homes or other long-term care facilities itself; the role of Principal is to acquire and lease back to experienced operators or to finance through medium-term or long-term participating mortgage loans existing and newly-built nursing homes or residential care facilities for the elderly, disabled, elderly mentally infirm and subacute medical patients. Principal currently owns and leases 155 facilities (7,200 beds) in the United Kingdom. Principal has grown rapidly since inception with assets increasing from approximately L40,000,000 at August 31, 1995 to L70,000,000 at August 31, 1996, L173,000,000 at August 31, 1997 and
L213,000,000 at November 30, 1997.

     Pursuant to the Management Agreement, Omega Worldwide (in such capacity, the "Manager") will provide various services to Principal and will receive an annual fee equal to 0.9% of the book value of Principal's invested assets (as defined therein). The Manager will be able to earn an additional incentive fee if it is able to achieve at least a 20% earnings growth from one year to the next. The term of the Management Agreement expires December 31, 2001, but automatically extends for 1 year periods unless terminated. The Management Agreement may be terminated by Principal in the event of a change of control of Manager.

     The long-term healthcare industry in the United Kingdom encompasses a broad range of nursing and residential care home services provided to elderly people and to other client groups, including younger, physically-handicapped people, those with a chronic mental illness and people with learning disabilities, who do not need the level of medical supervision provided in an acute care hospital. Both nursing homes and residential homes provide 24 hour support and the majority of residents are aged over 80 in each type of home. The main difference between the two types of care homes is that nursing homes provide nursing care, with qualified nurses on site at all times, whereas residential homes offer personal care only, i.e., help with dressing, eating, hygiene and mobility; residential homes do not need to employ qualified nurses. Nursing homes are typically larger than residential homes, their residents are typically more dependent and their revenue per bed is greater. Most major providers who have invested in the long-term healthcare sector in the United Kingdom have concentrated their investment in nursing homes.

     The long-term healthcare industry in the United Kingdom is undergoing significant change at present. The Company believes that demand for private sector long-term care facilities will increase substantially during the next decade. Demographies will continue to be the principal driving force for the dominant elderly client group. The other major factor, which applies to all client groups, is the substantial cost advantage of private care homes over public sector provision, whether by local authorities or the National Health Service ("NHS"). This cost advantage is likely to ensure that the decline in public sector provision over the last 20 years will not be reversed, though it may slow under the new Labor government.

     In the United States, where the private nursing home industry has expanded dramatically over the past twenty years, there is a recognition among investment managers and advisors that the nursing home industry is primarily a service business. The break with the concept of nursing homes as residential property investments occurred twenty years ago; today, the growing focus on operations and, in particular, operating revenues and profits, has led the financial markets to dissociate the "bricks and mortar" element from the operating activity. Accordingly, management believes that approximately 50% of all nursing homes in the United States are not owned by the entity which holds the licence and operates them. This has attracted to the nursing home industry significant capital and has enabled the United States nursing home industry to grow and prosper by focusing on an expanded range of care and medical activities, with a corresponding growth in revenues and profits, rather than focusing on the necessity to raise equity capital for investment in bricks and mortar.

     This same trend has now become evident in the United Kingdom nursing home industry where several companies, some of which are subsidiaries of North American public companies, have focused on new purpose-built facilities to replace the existing stock of converted properties and have begun to offer an expanded range of care services. The opportunity afforded to operators with access to capital will be to consolidate small operators who do not have the capital to sustain the overhead associated with increasingly complex medical conditions and who do not have the management skills and abilities to take advantage of the economies of scale offered by such growth and concentration. As United Kingdom healthcare operators grow and consolidate, economies of scale will be derived from reduced overheads, allowing profitability to be increased in line with operating margins.

     Principal is committed to acquiring a diversified group of investment assets, subject to long-term master leases. Because of its recent formation, it currently has a relatively high concentration of investments which are managed by Ashbourne plc (25%), Tamaris plc (38%), and Baneberry Healthcare Ltd. (18%). Ashbourne is a wholly owned subsidiary of Sun Healthcare Group, Inc., a NYSE listed, US healthcare firm with annualized revenues of approximately $3 billion and a market capitalization in excess of $1 billion. [Tamaris is a publicly quoted company on the London Stock Exchange with a market capitalization of L25 million. Tamaris operates 86 homes containing 4,633 registered beds in 86 communities across England, Scotland and Northern Ireland. Its revenues for its most recent fiscal year ending March 31, 1997, were L18.866 million and its profits before tax were L2.652 million.] Baneberry is a private company, whose management had previously been employed at Ashbourne. Baneberry operates 40 nursing homes in Northern Ireland and one in Wales. On an interim basis, Principal has taken a majority stock interest in Baneberry.

     Principal's leases are typically thirty-year, non-cancelable operating leases that permit breaks by tenants at the tenth and twentieth years. The leases generally include security interests in accounts and personal property, and require liquidity deposits and cross-default and cross-collateralization of assets operated by a single operating firm. Its assets are located in England (75%), Northern Ireland (20%) and Scotland (5%).

     Acting on behalf of Principal, Omega arranged an initial fixed five-year syndicated senior debt facility of L40,000,000 with one of the leading providers of debt financing to the healthcare industry in the United Kingdom. As of this date, the outstanding principal under this facility is L5,000,000. All advances are repayable on August 25, 2000. The financial institution holds a first mortgage on certain real property of Principal and a fixed and/or floating charge over certain other assets of Principal.

     In addition to this senior debt, Omega has provided L15,000,000 and an institutional investor in the United Kingdom has provided L5,000,000 of subordinated debt due December 31, 2000. Omega Worldwide will assume the rights and obligations of Omega with respect to the subordinated debt. In consideration for providing the subordinated debt, Principal issued to Omega warrants to purchase 10,000,000 Class B ordinary shares of Principal (or Class A voting shares if the warrant is exercised by an entity other than Omega) at L1.50 per share and to the financial institutional investor warrants to purchase 3,333,333 Class A ordinary shares at L1.50 per share. Omega will transfer the warrants to purchase 10,000,000 Class B ordinary shares to

Omega Worldwide in connection with the transfer of the subordinated debt. Omega Worldwide will be allowed Class A shares upon exercise of the warrant. The warrants will expire on June 30, 2001.

     On December 12, 1997, Principal completed a securitization of a significant portion of its assets through the issuance of L150,000,000 of first mortgage bonds which are listed for trading on the Luxembourg Stock Exchange. This transaction enabled Principal to fix its cost of these borrowings for a 28-year period at a coupon interest rate of approximately 7.52%. Principal may use securitization, mortgage debt and unsecured debt along with other similar techniques in the financing of its long term care facilities. In connection with the securitization, Omega (UK) executed an Asset Management Agreement pursuant to which, for a fee of L105,000 annually, Omega (UK) will monitor and administer the assets committed to the transaction for the benefit of the bondholders and a subsidiary of Principal as residual owner.

     In connection with the securitization, a financial institution has agreed to provide Principal with a three-year revolving credit facility of up to L150,000,000 (the "Securitization Facility") to permit the accumulation of investments with the objective of repaying sums borrowed under the line pursuant to subsequent securitization transactions. The Securitization Facility matures October 2, 2000 and bears interest at 2.0% per annum above LIBOR for 1 month advances. The financial institution will receive a first mortgage on the real property of Principal financed by the Securitization Facility.

OPERATIONS

     Omega has established detailed and comprehensive underwriting standards as well as monitoring procedures for reviewing on a monthly basis the performance of nursing home and long-term care facility operators to which Principal leases properties or for which Principal provides participating mortgage lending. Pursuant to the Management Agreement, Omega provided the following services to
Principal: marketing of its services; identification and evaluation of potential investments; administration of the business and day-to-day affairs of Principal; monitoring and evaluation of the financial and operational performance of the healthcare operating organizations financed by Principal; and developing new products and services. Omega also provided advice upon and arranged credit facilities for Principal. These services were provided in part by Omega (UK) Limited, a United Kingdom corporation ("Omega (UK)") with a staff of seven skilled healthcare employees in the United Kingdom. Omega (UK) is currently a wholly-owned subsidiary of Omega but the shares of Omega (UK) will be transferred to Omega Worldwide prior to the consummation of the Offerings and the Distribution. In consideration for the services to be provided under the Management Agreement, Principal will pay the Manager an annual fee equal to 0.9% of the book value of Principal's assets (as defined therein). Additionally in connection with the securitization, Principal and the Trustee for the bondholders agreed to pay Omega (UK) L105,000 annually to monitor and administer the properties that are subject to the securitization.

PROPERTY

     Omega Worldwide maintains its corporate office in Ann Arbor, Michigan, which it occupies jointly with Omega pursuant to a five-year facilities cost-sharing agreement. The space consists of approximately 5,823 square feet of office space. Omega Worldwide believes that its facilities are adequate to meet its expected requirements for the coming year. Omega (UK) occupies 3,000 square feet at 145 Canon Street, London, England.

EMPLOYEES

     By the Distribution Date, Omega Worldwide will have 8 employees in the United Kingdom who are all former employees of Omega (UK). Omega Worldwide has executed a Services Agreement with Omega pursuant to which Omega will provide management and other employees and administrative services to Omega Worldwide on a shared cost basis.

LEGAL PROCEEDINGS

     There are currently no legal proceedings involving the Assets or Omega Worldwide.

                TAXATION OF OMEGA WORLDWIDE AND ITS SHAREHOLDERS

TAXATION OF OMEGA WORLDWIDE

     Omega Worldwide is a Subchapter C corporation subject to applicable federal and state tax on its taxable income at regular corporate rates. As a result, it is under no obligation to make any distributions to shareholders. If distributions are made by Omega Worldwide, shareholders will recognize ordinary income to the extent of current and accumulated earnings and profits of Omega Worldwide and any amounts distributed in excess of current and accumulated earnings and profits will be considered a tax-free return of capital, reducing the tax basis in the shareholder's Omega Worldwide Common Stock by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the Omega Worldwide Common Stock is held as a capital asset). In general, any gain or loss upon a sale or other disposition of Omega Worldwide Common Stock by a shareholder will be considered short-term, mid-term (i.e., more than 12 months but not more than 18 months) or long-term capital gain depending upon the period of time the Omega Worldwide Common Stock was held by the shareholder.

CERTAIN UNITED STATES TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OMEGA WORLDWIDE COMMON STOCK

     The following is a general discussion of certain U.S. federal tax consequences of the ownership and disposition of a share of Omega Worldwide Common Stock by a beneficial owner of such shares that is not a U.S. person (a "non-U.S. holder"). For purposes of this discussion, a "U.S. person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or under the law of the United States or of any State or political subdivision of the foregoing, any estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or a "United States Trust". A United States Trust is any trust if, and only if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust. This discussion does not deal with all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances, and does not address state, local or non-U.S. tax considerations. Furthermore, the following discussion is based on provisions of the Code, Treasury Regulations promulgated thereunder and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Each prospective investor is urged to consult its own tax adviser with respect to the U.S. federal, state and local consequences of owning and disposing of a share of Omega Worldwide Common Stock, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

     U.S. Income and Estate Tax Consequences. Dividends paid to a non-U.S. holder are subject to U.S. withholding tax at a 30% rate, or if applicable, a lower treaty rate, unless the dividend is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. holder). A dividend that is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. holder) will be exempt from the withholding tax described above and subject instead (i) to the U.S. federal income tax on net income that applies to U.S. persons and
(ii) with respect to corporate holders under certain circumstances, a 30% (or, if applicable, lower treaty rate) branch profits tax that in general is imposed on its "effectively connected earnings and profits" (within the meaning of the Code) for the taxable year, as adjusted for certain items.

     Under Treasury Regulations currently in effect, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under recently enacted withholding tax regulations (the "Final Regulations") which will be effective for payments made after 1998, however, a non-U.S. holder of Omega Worldwide Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. Such certification generally will be made on Internal Revenue Service Form W-8, although non-U.S. holders who own Omega Worldwide Common Stock in an offshore account may provide alternate forms of certification. In the case of a foreign partnership, the certification requirement would generally be applied to the partners of the partnership unless the foreign partnership is a qualified intermediary. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the U.S. Internal Revenue Service (the "IRS").

     A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on a sale or other disposition of a share of Omega Worldwide Common Stock unless (i) the Company is or has been during the five-year period ending on the date of disposition a "United States real property holding corporation" for U.S. federal income tax purposes (which the Company does not believe that it has been or is currently and does not anticipate becoming), (ii) the gain is effectively connected with the conduct of a trade or business within the United States of the non-U.S. holder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by the nonU.S. holder), (iii) the gain is not described in clause (ii) above, the non-U.S. holder is an individual who holds the share as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a "tax home" (as defined for U.S. federal income tax purposes) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iv) the non-U.S. holder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates. In the case of a non-U.S. holder that is described under clause
(ii) above, its gain will be subject to the U.S. federal income tax on net income that applies to U.S. persons and, in addition, if such non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax as described in the second preceding paragraph. An individual non-U.S. holder that is described under clause (iii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). Thus, individual non-U.S. holders who have spent 183 days or more in the United States in the taxable year in which they contemplate a sale of the Omega Worldwide Common Stock are urged to consult their tax advisers as to the tax consequences of such sale.

     Omega Worldwide Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the date of death, or Omega Worldwide Common Stock subject to certain lifetime transfers made by such an individual, will be included in such individual's estate for United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

     Backup Withholding and Information Reporting -- Dividends. Except as provided below, the Company must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to and the tax withheld with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides. In general, backup withholding at a rate of 31% and additional information reporting will apply to dividends paid on shares of Omega Worldwide Common Stock to holders that are not "exempt recipients" and that fail to provide in the manner required certain identifying information (such as the holder's name, address and taxpayer identification number). Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. However, dividends that are subject to U.S. withholding tax at the 30% statutory rate or at a reduced tax treaty rate are exempt from backup withholding of U.S. federal income tax and such additional information reporting.

     Backup Withholding and Information Reporting -- Broker Sales. If a non-U.S. holder sells shares of Omega Worldwide Common Stock through a U.S. office of a U.S. or foreign broker, the broker is required to file an information return and is required to withhold 31% of the sale proceeds unless the non-U.S. holder is an exempt recipient or has provided the broker with the information and statements, under penalties of perjury, necessary to establish an exemption from backup withholding. If payment of the proceeds of the sale of a share by a non-U.S. holder is made to or through the foreign office of a broker, that broker will not be required to backup withhold or, except as provided in the next sentence, to file information returns. In the case of proceeds from a sale of a share by a non-U.S. holder paid to or through the foreign office of a U.S. broker or a foreign office of a foreign broker that is (i) a controlled foreign corporation for U.S. tax purposes or (ii) a person 50% or more of whose gross income for the three-year period ending with the close of the taxable year preceding the year of payment (or for the part of that period that the broker has been in existence) is effectively connected with the conduct of a trade or business within the United States (a "Foreign U.S. Connected Broker"), information reporting is required unless the broker has documentary evidence in its files that the payee is not a U.S. person and certain other conditions are met, or the payee otherwise establishes an exemption. Under the Final Regulations, certification on IRS Form W-8 or other certification in the case of Omega Worldwide Common Stock held in an offshore account will be required if (i) the sale occurs within the United States or (ii) the sale is made through a Foreign U.S. Connected Broker.

     Backup Withholding and Information Reporting -- Refunds. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF OMEGA WORLDWIDE

     As of November 13, 1997, Essel W. Bailey, Jr. was the sole director of Omega Worldwide and served as its President and Chief Executive Officer. David
A. Stover has served as Vice President and Chief Financial Officer, F. Scott Kellman has served as Executive Vice President and James P. Flaherty has served as Vice President -- International since November 13, 1997 and Susan A. Kovach has served as Vice President and Secretary since December 1, 1997. The following table sets forth certain information concerning these employees as well as those persons who have agreed to serve as directors of Omega Worldwide commencing January 15, 1998 and prior to the consummation of the Offerings and the Distribution.

                   NAME                       AGE                         POSITION
                   ----                       ---                         --------
Essel W. Bailey, Jr.......................    53     Chairman of the Board of Directors, President and
                                                     Chief Executive Officer
James E. Eden.............................    60     Director
James P. Flaherty.........................    50     Vice President -- International
Thomas F. Franke..........................    68     Director
F. Scott Kellman..........................    41     Executive Vice President and Assistant Secretary
Harold J. Kloosterman.....................    55     Director
Bernard J. Korman.........................    66     Director
Susan A. Kovach...........................    37     Vice President and Secretary
Edward Lowenthal..........................    53     Director
Robert L. Parker..........................    63     Director
David A. Stover...........................    52     Vice President and Chief Financial Officer

     On or before the consummation of the Offerings and the Distribution, Omega Worldwide will add 2 independent directors and designate the expiration date of each director's term.

     Mr. Bailey has been President, Chief Executive Officer and Secretary of Omega, as well as a Director, since its formation in 1992 and Chairman of the Board since July 1995. Prior to that he was a Managing Director of Omega Capital, a healthcare investment partnership, from 1986 to 1992. Mr. Bailey is formerly a Director of Evergreen Healthcare, Inc., which was a NYSE listed public company engaged in the operation of long-term healthcare facilities, and is currently a Managing Director of Principal and a Director of Vitalink Pharmacy Services, Inc., a NYSE listed public company and the fourth largest institutional pharmacy serving the long-term care industry in the United States.

     Mr. Eden is President and principal owner of Eden's Associates, Inc., which provides consulting services to the senior housing and long-term care industries. From 1992 to present, Mr. Eden has served as Chairman and Chief Executive Officer of Oakwood Living Centers, Inc., which owns and operates nursing homes. From 1976 to 1992, he held various positions in healthcare, ultimately as Executive Vice President of Marriott Corporation and General Manager of its Senior Living Services Division. Mr. Eden is also a director of Omega, the Alliance for Aging Research and United Vanguard Homes.

     Mr. Flaherty joined Omega in 1996 and was appointed Vice President-International and Managing Director of Omega (UK) Limited in January 1997. Before he joined Omega, he was Chairman of Black Rock Capital Corporation, a leasing and merchant banking firm he founded in 1994. From April 1991 until December of 1993 Mr. Flaherty was Managing Partner of Pareto Partners, a London based investment management firm. Prior to 1991, he was employed by American Express Bank Ltd. in London and Geneva in a number of senior management capacities and by State National Bank of Connecticut and its successor, The Connecticut Bank & Trust Co.

     Mr. Franke is Chairman and principal owner of Cambridge Partners, Inc., an owner, developer and manager of multifamily housing in Grand Rapids and Ann Arbor, Michigan. He is also the principal owner of private healthcare firms operating in the United States and the United Kingdom and a private hotel firm in the United Kingdom. Since its formation in 1992, Mr. Franke has been a Director of Omega and, since its formation in 1995, Mr. Franke has been a Director of Principal.

     Mr. Kellman joined Omega as Senior Vice President-Acquisitions in August 1993, and was appointed Executive Vice President in August 1994. From 1986 to 1989, he was Vice President of Meritor Savings Bank, the last years as director of the healthcare lending unit. From 1989 to 1991, he served as Vice President of Van Kampen Merritt, Inc., an investment banking subsidiary of Xerox. From September 1991 to December 1992, he was employed by Philadelphia First Group (Investment Bank), and from January 1993 through August of 1993 he was the Chief Operating Officer of Medical REIT.

     Mr. Kloosterman was a managing director of Omega Capital from 1986 to 1992 and has been a Director of Omega since its formation in 1992. Mr. Kloosterman has been involved in the acquisition, development and management of commercial and multi-family properties since 1978. He has been a senior officer of LaSalle Partners, Inc. and formed Cambridge Partners, Inc. with Thomas Franke in 1985 where he serves as President. At Cambridge, he has been involved in the development and management of commercial, apartment and condominium projects in Grand Rapids and Ann Arbor, Michigan and the Chicago area.

     Mr. Korman is Chairman of the Board of Directors of Graduate Health System, Inc., a not-for-profit health care system, and of NutraMax Products, Inc., a public consumer health care products company. He formerly was President, Chief Executive Officer and Director of MEDIQ (health care services) from 1977 to 1995. Mr. Korman has been a Director of Omega since 1993 and also is a Director of the following public companies: The New America High Income Fund (financial services), The Pep Boys, Inc. (auto supplies), Today's Man, Inc. (retail men's clothing sales), InnoServe Technologies, Inc. (medical equipment support services) and Kapson Senior Quarters Corp. (assisted living services).

     Ms. Kovach joined Omega in December 1997 as Vice President and Secretary. Prior to that she was a real estate lawyer with Dykema Gossett PLLC in Detroit, Michigan for 12 years, the last three years as a senior member of the firm.

     Mr. Lowenthal is President and Chief Executive Officer of Wellsford Real Properties, Inc. and President of the predecessor of Wellsford Real Properties, Inc. since 1986. Mr. Lowenthal has been a Director of Omega since 1995 and also serves as a Director of United American Energy Corporation, a developer, owner and operator of energy facilities, a Director of Corporate Renaissance Group, Inc., a mutual fund, and as a Director of Equity Residential Properties Trust and Great Lakes REIT, Inc., which are REITs.

     Mr. Parker is a consultant, formerly Chairman of Omega from 1992 to 1995 and Managing Director of Omega Capital from 1986 to 1992. From 1972 through 1983, Mr. Parker was a senior officer of Beverly Enterprises, the largest operator of long-term care facilities in the United States. At the time of his retirement in 1983, Mr. Parker was Executive Vice President of Beverly Enterprises. Mr. Parker is a registered architect, licensed in California and Oklahoma. He has been a Director of Omega since 1992 and also served as a Director of GranCare, Inc., a public company engaged in the operation of long-term care facilities from 1995 to 1997, and of Vitalink Pharmacy Services Inc., a publicly-traded institutional pharmacy during 1997, of Principal from 1995, and of First National Bank of Bethany, Oklahoma.

     Mr. Stover has been Vice President and Chief Financial Officer of Omega since September 1994. Mr. Stover is a Certified Public Accountant and has 23 years' experience with the international accounting firm of Ernst & Young, LLP and its predecessor firms. From 1981 through 1990, he was an audit, tax and consulting partner, spending the last of those years as area partner-in-charge of services for the firm's healthcare clients in Western Michigan. From 1992 to 1994, Mr. Stover was principal of his own consulting firm and, from 1990 to 1992, he was Chief Financial Officer of International Research and Development Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Omega Worldwide Board has standing Audit, Compensation and Nominating
Committees. The Audit Committee consists of                , the Compensation
Committee consists of                and the Nominating Committee consists of
               . The Audit Committee makes recommendations concerning the engagement of independent public accountants, approves the compensation to be paid to such accountants and reports to the Board concerning the scope of audit procedures. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the Company's officers and administering the Company's stock option plans. The Nominating Committee reviews suggestions of candidates for director made by directors, shareholders, management and others, and makes recommendations to the Board of Directors regarding composition of the Board of Directors and nomination of individual candidates for election to the Board of Directors.

COMPENSATION OF DIRECTORS

     Each director other than employees of Omega Worldwide will receive from the Company an annual fee of $10,000, 1,000 shares of Omega Worldwide Common Stock and a meeting fee of $500 for each Omega Worldwide Board or Committee meeting attended and reimbursement of expenses incurred in attending meetings. The Chairman of the Board and of the Compensation and Audit Committees will receive an additional retainer of $1,000 per year. The directors are also eligible to receive Omega Worldwide Common Stock as set forth in the Stock Option and Restricted Stock Plan. Certain directors intend to invest in the ownership of the Company. See "Management -- Omega Worldwide Stock Option and Restricted Stock Plan."

ANNUAL MEETING

     Omega Worldwide's Bylaws provide that its annual meeting of stockholders will be held on the date specified by the Board of Directors and at such place and time as may be specified by Omega Worldwide's Board. The first annual meeting for which proxies will be solicited from stockholders will be held in 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Executive officers and directors of Omega Worldwide will receive shares of Omega Worldwide Common Stock in the Distribution in respect of Omega Common Shares held by them on the Record Date. Omega Worldwide Common Stock issued with respect to outstanding but not yet vested shares of Restricted Stock of Omega issued under the Omega Stock Option and Restricted Stock Plan of 1993, as amended, will be released at the same time as the Omega Restricted Stock is released; however, Rights issued with respect to unvested Omega Restricted Stock shall be immediately exercisable in accordance with their terms and any Omega Worldwide shares issued pursuant to such exercise shall be free of any vesting requirement. See "Principal and Selling Shareholders" for further description of the shares owned by management.

EXECUTIVE COMPENSATION

     Omega Worldwide was recently formed. None of the Company's executive officers has received compensation from or on behalf of Omega Worldwide since its formation. None of the executive officers other than James P. Flaherty will be direct employees of Omega Worldwide. The executive officers will provide services for Omega Worldwide pursuant to a Services Agreement that will be executed between Omega Worldwide and Omega. The Services Agreement extends for 2 years and Omega Worldwide reimburses Omega for a portion of Omega's allocable overhead expenses based on assets managed by Omega Worldwide in relation to the total of assets of Omega and assets managed by Omega Worldwide measured at the end of each fiscal quarter.

     The Company has not granted any options or SARs to the Company's named executive officers.

OMEGA WORLDWIDE STOCK OPTION AND RESTRICTED STOCK PLAN

     Omega Worldwide's Stock Option and Restricted Stock Plan (the "Stock Plan") was adopted by the Company and approved by Omega, its sole shareholder, prior to the Offerings and the Distribution. Under the Stock Plan, the Company reserved 750,000 shares of common stock for grants to be issued during a period of up to 10 years. Directors, officers and key employees are eligible to participate in the Stock Plan. The following summary of the Stock Plan is qualified by the full text of the Stock Plan, a copy of which is an Exhibit to the Registration Statement of which this Prospectus is a part.

     The Stock Plan is administered by the Compensation Committee. The Compensation Committee may grant Restricted Stock and/or Stock Options to non-employee directors, employee directors and non-director employees at such times and in such amounts and on such terms and conditions as it deems advisable and specifies in the respective grants except as set forth below for non-employee directors. The exercise price of Stock Options shall be determined by the Compensation Committee at the date of the grant, except that the exercise price of any Stock Option which is designated as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, shall be 100% of the fair market value of the common stock on the date of the grant. Each non-employee director will be awarded options with respect to 10,000 shares, and each non-employee director is to be granted an additional option grant with respect to 1,000 shares on or after each anniversary of the initial grant. All option grants to non-employee directors have been and are to be at an exercise price equal to 100% of the fair market value of the Company's common stock on the date of the grant. At the discretion of the Committee, each non-employee director also is annually awarded shares of Restricted Stock.

     Subject to compliance with the terms, conditions and restrictions set forth in the Stock Plan, the Compensation Committee has the exclusive right, in its sole and absolute discretion, to establish the terms and conditions of all Stock Options and Restricted Stock granted under the Stock Plan and to prescribe and amend the terms, provisions and form of each instrument and agreement setting forth the terms and conditions of Stock Options and Restricted Stock granted thereunder. The Compensation Committee has the authority to construe and interpret the Stock Plan, to define the terms used therein, to prescribe, amend, and rescind rules and regulations relating to the administration of the Stock Plan, and to make all other determinations necessary or advisable for administration of the Stock Plan. Determinations of the Compensation Committee on matters referred to above are final and conclusive so long as the same are not inconsistent with the terms of the Stock Plan.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth the number of shares of Omega Worldwide Common Stock owned by Omega, as the selling shareholder, and by each person agreeing to serve as an executive officer and director of Omega Worldwide, all such executive officers and directors of Omega Worldwide as a group, and persons or entities owning 5% or more of the outstanding shares of Omega Worldwide Common Stock.

                              BENEFICIAL OWNERSHIP

                                                             NUMBER OF    PERCENT OF
          NAME AND ADDRESS OF BENEFICIAL OWNER               SHARES(1)      SHARES
          ------------------------------------               ---------    ----------
Selling Shareholder
  Omega Healthcare Investors, Inc. ......................    2,100,000
Executive Officers
  Essel W. Bailey, Jr. ..................................       64,849          *
  James P. Flaherty......................................          110          *
  F. Scott Kellman.......................................        5,051          *
  Susan A. Kovach........................................            0          *
  David A. Stover........................................        5,170          *
                                                             ---------       ----
                                                                75,179          *
Directors
  James E. Eden..........................................          244          *
  Thomas F. Franke.......................................        4,538          *
  Harold Kloosterman.....................................        7,624          *
  Bernard J. Korman......................................          244          *
  Edward Lowenthal.......................................          568          *
  Robert L. Parker.......................................       30,299          *
                                                             ---------       ----
                                                                43,517          *
                                                             ---------       ----
  Directors and executive officers as a group (11)
     persons.............................................      118,696       1.19%
                                                             =========       ====

-------------------------
(1) The selling shareholder will own no shares of Omega Worldwide Common Stock after consummation of the Offerings and the Distribution. Assumes full exercise of the Rights and ignores shares acquired, if any, in the Secondary Offering and assumes no shares are acquired from the Oversubscription Privilege.

 *  Less than 1%.

     The business address of all the above persons is 905 W. Eisenhower Circle, Suite 101, Ann Arbor, Michigan 48103.

                              CERTAIN TRANSACTIONS

     In connection with the formation and capitalization of Omega Worldwide, Omega will remit $210,000 for 2,100,000 outstanding shares of Omega Worldwide Common Stock and will contribute the Assets in exchange for 5,799,000 of the outstanding shares of Omega Worldwide Common Stock and 2,100,000 Rights.

     Omega Worldwide intends to obtain a three-year line of credit of up to $25,000,000. The borrowings under the line of credit will be guaranteed by Omega. Omega will receive a fee from Omega Worldwide for providing the guaranty. This line of credit will be utilized to finance the Company's investment strategy over the next 3 years.

     The Operating Agreement sets forth the basis on which Omega Worldwide and Omega will refer opportunities to one another. See "Business -- The Operating Agreement."

     Omega and Omega Worldwide will enter into a Services Agreement in connection with the Distribution pursuant to which Omega will provide management and other employees and administrative services to

Omega Worldwide, and a Facilities Cost-Sharing Agreement pursuant to which Omega Worldwide will reimburse Omega for use of office space at Omega's headquarters.

     In connection with the Rights Offering, certain officers and directors of Omega and their affiliates have agreed to acquire the Unsubscribed Shares at the Subscription Price.

                  DESCRIPTION OF OMEGA WORLDWIDE CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     Omega Worldwide's authorized capital stock consists of 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), and 50,000,000 shares of Omega Worldwide Common Stock. Immediately following the Secondary Offering, the Distribution and the Rights Offering, approximately 10,000,000 shares of Omega Worldwide Common Stock will be outstanding. All of the shares of Omega Worldwide Common Stock that will be outstanding immediately following the Secondary Offering, the Distribution and the Rights Offering will be validly issued, fully paid and nonassessable. Certain provisions of Omega Worldwide's Charter and Bylaws and applicable Maryland state corporation law have the effect of making more difficult an acquisition of control of Omega Worldwide in a transaction not approved by the Board. See "Certain Anti-takeover Provisions."

COMMON STOCK

     The holders of Omega Worldwide Common Stock will be entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by Omega Worldwide's Board with respect to any series of Preferred Stock, the holders of such shares will possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock created by the Omega Worldwide Board from time to time, the holders of Omega Worldwide Common Stock will be entitled to such dividends as may be declared from time to time by the Omega Worldwide Board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders.

PREFERRED STOCK

     The Charter authorizes the Omega Worldwide Board to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including (i) the number of shares constituting such series and the distinctive designation thereof; (ii) the voting rights, if any, of such series; (iii) the rate of dividends payable on such series, the time or times when such dividends will be payable, the preference to, or any relation to, the payment of dividends to any other class or series of stock and whether the dividends will be cumulative or non-cumulative; (iv) whether there shall be a sinking or similar fund for the purchase of shares of such series and, if so, the terms and provisions that shall govern such fund; (v) the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the Company; (vi) the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or any other series of the same or of any other class or classes of stock of the Company, the price or prices or rate or rates of exchange, with such adjustments as shall be provided, at which such shares shall be convertible or exchangeable, whether such rights of conversion or exchange shall be exercisable at the option of the holder of the shares or the Company or upon the happening of a specified event, and any other terms or conditions of such conversion or exchange; and (vii) any other preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of such series.

     Omega Worldwide believes that the ability of the Omega Worldwide Board to issue one or more series of Preferred Stock will provide it with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as shares of Omega Worldwide Common Stock, will be available for issuance without further action by Omega

Worldwide's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Omega Worldwide's securities may be listed or traded. If the approval of Omega Worldwide's stockholders is not required for the issuance of shares of Preferred Stock or Omega Worldwide Common Stock, the Omega Worldwide Board may determine not to seek stockholder approval.

     Although the Omega Worldwide Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Omega Worldwide Board will make any determination to issue such shares based on its judgment as to the best interests of Omega Worldwide and its stockholders. The Omega Worldwide Board, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Omega Worldwide Board, including a tender offer or other transaction that some, or a majority, of Omega Worldwide's stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then-current market price of such stock.

     The Company expects to reserve Junior Preferred Shares (as described in "Certain Antitakeover Provisions -- Rights Plan") for issuance upon exercise of the Preferred Share Purchase Rights.

                        CERTAIN ANTITAKEOVER PROVISIONS

STAGGERED BOARD OF DIRECTORS

     The Charter and the Bylaws provide that the Omega Worldwide Board will be divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered three-year terms. The classification of the Omega Worldwide Board will have the effect of making it more difficult for stockholders to change the composition of the Omega Worldwide Board, because only a minority of the directors are up for election, and the Omega Worldwide Board may not be replaced by vote of the stockholders, at any one time. Omega Worldwide believes, however, that the longer terms associated with the classified Omega Worldwide Board will help to ensure continuity and stability of the Company's management and policies.

     The classification provisions also could have the effect of discouraging a third party from accumulating a large block of Omega Worldwide Common Stock or attempting to obtain control of Omega Worldwide even though such an attempt might be beneficial to the Company and some, or a majority, of its stockholders. Accordingly, under certain circumstances stockholders could be deprived of opportunities to sell their shares of Omega Worldwide Common Stock at a higher price than might otherwise be available.

BUSINESS COMBINATION APPROVAL

     The Charter requires the affirmative vote of the holders of not less than 80% of the outstanding shares of "voting stock" of the Company for the approval or authorization of any "Business Combination" of the Company with any "Related Person." However, such 80% voting requirement is not applicable if: (i) the board of directors by unanimous vote or written consent expressly approves in advance the acquisition of outstanding shares of voting stock of the Company that cause the Related Person to become a Related Person or have approved the Business Combination prior to the Related Person involved in the Business Combination becoming a Related Person; or (ii) the Business Combination is solely between the Company and another corporation, 100% of the voting stock of which is owned directly or indirectly by the Company.

     The term "Business Combination" means (i) any merger or consolidation of the Company with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" of the assets of the Company (including without limitation any voting securities of a subsidiary) to a Related Person, (iii) any merger or consolidation of a Related Person with or into the Company, (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Company,
(v) the issuance of any securities

(other than by way of pro rata distribution to all shareholders) of the Company to a Related Person, and (vi) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

     The term "Related Person" means and includes any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined in Rule 12b-2 under the Securities Exchange Act of
1934), "Beneficially Owns" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate 10% or more of the outstanding voting stock of the Company, and any Affiliate or Associate of the corporation.

     The term "Substantial Part" means more than 10% of the book value of the total assets of the corporation as of the end of its most recent fiscal year ending prior to the time the determination is being made.

     The term "voting stock" means the outstanding shares of capital stock of the Company entitled to vote generally in the election of Directors. In a vote required by or provided for herein, each share of voting stock shall have the number of votes granted to it generally in the election of directors.

     Without limitation, any shares of common stock of the Company that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

     Under certain circumstances, the Charter makes it more difficult for a person who would be a Related Person to effect various Business Combinations with the Company. The Charter may encourage persons interested in acquiring Omega Worldwide to negotiate in advance with the Omega Worldwide Board, because the stockholder approval requirement would be avoided if the directors then in office unanimously approve either the Business Combination or the transaction which results in any such person becoming a Related Person. It is possible that such a provision could make it more difficult to accomplish transactions which the Company's stockholders may otherwise deem to be in their best interests.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     The Charter provides that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances ("Preferred Holders' Rights"), the number of directors will be fixed by the Bylaws. The Bylaws provide that, subject to any Preferred Holders' Rights, the number of directors will be fixed by the Omega Worldwide Board, but must not be more than nor less than the minimum number required by the MGCL. In addition, the Bylaws provide that any vacancies (other than vacancies created by an increase in the total number of directors) will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, and any vacancies created by an increase in the total number of directors may be filled by a majority of the entire Omega Worldwide Board. Accordingly, the Omega Worldwide Board could temporarily prevent any stockholder from enlarging the Omega Worldwide Board and then filling the new directorship with such stockholder's own nominees.

     The Charter provides that, subject to any Preferred Holders' Rights, directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the entire voting power of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     The Bylaws provide that any action required or permitted to be taken by the stockholders of Omega Worldwide must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any Preferred Stock, special meetings of stockholders of Omega Worldwide for any purpose or purposes may be called only by the Chairman, President, the Omega Worldwide Board or holders of 50% of the Omega Worldwide Common Stock pursuant to a resolution stating the purpose or purposes thereof. No business other than that stated in the notice shall be transacted at any special meeting. These provisions may have the effect of delaying consideration of stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman, President, the Omega Worldwide Board or holders of 50% of the Omega Worldwide Common Stock.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

     The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for directors or bring other business before an annual meeting of stockholders of Omega Worldwide (the "Stockholder Notice Procedure").

     The Stockholder Notice Procedure provides that (i) only persons who are nominated by, or at the direction of, the Omega Worldwide Board, or by a stockholder who has given timely written notice containing specified information to the Secretary of Omega Worldwide prior to the meeting at which directors are to be elected, will be eligible for election as directors of Omega Worldwide and
(ii) at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Omega Worldwide Board or by a stockholder who has given timely written notice to the Secretary of Omega Worldwide of such stockholder's intention to bring such business before such meeting. In general, for notice of stockholder nominations or proposed business to be conducted at an annual meeting to be timely, such notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting.

     The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Omega Worldwide Board a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Omega Worldwide Board, to inform stockholders and make recommendations about such nominees or business, as well as to ensure an orderly procedure for conducting meetings of stockholders. Although the Bylaws do not give the Omega Worldwide Board power to block stockholder nominations for the election of directors or proposal for action, they may have the effect of discouraging a stockholder from proposing nominees or business, precluding a contest for the election of directors or the consideration of stockholder proposals if procedural requirements are not met, and deterring third parties from soliciting proxies for a non-management slate of directors or proposal, without regard to the merits of such slate or proposal.

RELEVANT FACTORS TO BE CONSIDERED BY THE OMEGA WORLDWIDE BOARD

     The Charter provides that, in determining what is in the best interest of Omega Worldwide in evaluating a "business combination," "change in control" or other transaction, a director of Omega Worldwide shall consider all of the relevant factors, which may include (i) the immediate and long-term effects of the transaction on Omega Worldwide's stockholders, including stockholders, if any, who do not participate in the transaction; (ii) the social and economic effects of the transaction on the Company's employees, suppliers, creditors and customers and others dealing with the Company and on the communities in which the Company operates and is located; (iii) whether the transaction is acceptable, based on the historical and current operating results and financial condition of the Company; (iv) whether a more favorable price would be obtained for the Company's stock or other securities in the future; (v) the reputation and business practices of the other party or parties to the proposed transaction, including its or their management and affiliates, as they would affect employees of the Company; (vi) the future value of the Company's securities; (vii) any legal or regulatory issues raised by the transactions;
(viii) the effect on the Operating Agreement; and (ix) the business and financial condition and earnings prospects of the other party or parties to the proposed transactions including, without limitation, debt service and other existing financial obligations, financial obligations to be incurred in connection with the transaction and other foreseeable financial obligations of such other party or parties. Pursuant to this provision, the Omega Worldwide Board may consider subjective factors affecting a proposal, including certain nonfinancial matters, and on the basis of these considerations may oppose a business combination or other transaction which, evaluated only in terms of its financial merits, might be attractive to some, or a majority, of the Company's stockholders.

AMENDMENT

     The Bylaws provide that the affirmative vote of the holders of at least 80% of the stock entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, is required to amend provisions of the Bylaws relating to stockholder action without a meeting; the calling of special meetings; the number, election and term of the Company's directors; the filling of vacancies; and the removal of directors. The Charter provides that the provisions of the Charter relating to business combinations and the number, election and term of the Company's directors may be amended only by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class. In all cases, amendments to the Charter require that the Omega Worldwide Board determine that the proposed amendment is advisable.

RIGHTS PLAN

     The Omega Worldwide Board currently expects to adopt a Rights Plan on or prior to the Distribution Date. Pursuant to the Rights Plan, the Omega Worldwide Board will cause to be issued one Preferred Share Purchase Right for each outstanding share of Omega Worldwide Common Stock. Each Preferred Share Purchase Right will entitle the registered holder to purchase from Omega Worldwide one-hundredth of a share of a new series of junior preferred stock, par value $.01 per share (the "Junior Preferred Shares"), of Omega Worldwide at a price of
$       (the "Purchase Price"), subject to adjustment. The description and terms of the Preferred Share Purchase Rights will be set forth in a Rights Agreement (the "Rights Agreement"), between Omega Worldwide and the designated Rights Agent (the "Rights Agent"). The description set forth below is intended as a summary only and is qualified in its entirety by reference to the form of the Rights Agreement, which will be filed as an exhibit to the Registration Statement. See "Available Information."

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 10% or more of the outstanding shares of Omega Worldwide Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Omega Worldwide Board prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of such outstanding shares of Omega Worldwide Common Stock (the earlier of such dates being called the "Rights Distribution Date"), the Preferred Share Purchase Rights will be evidenced by the certificates representing the Omega Worldwide Common Stock.

     The Rights Agreement will provide that, until the Rights Distribution Date (or earlier redemption or expiration of the Preferred Share Purchase Rights), the Preferred Share Purchase Rights will be transferred with and only with the Omega Worldwide Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Preferred Share Purchase Rights), the Omega Worldwide Common Stock certificates will contain a notation incorporating the Rights Agreement by reference. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Preferred Share Purchase Rights (the "Right Certificates") will be mailed to holders of record of the Omega Worldwide Common Stock as of the close of business on the Rights Distribution Date and such separate Right Certificates alone will evidence the Preferred Share Purchase Rights.

     The Preferred Share Purchase Rights will not be exercisable until the Rights Distribution Date. The Preferred Share Purchase Rights will expire on the tenth anniversary of the date of issuance (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Preferred Share Purchase Rights are earlier redeemed or exchanged by Omega Worldwide in each case, as summarized below.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Preferred Share Purchase Right, other than Preferred Share Purchase Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Omega Worldwide Common Stock having a market value of two times the exercise price of the Preferred Share Purchase Right. In the event that

Omega Worldwide is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Preferred Share Purchase Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Preferred Share Purchase Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Preferred Share Purchase Right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding Omega Worldwide Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Omega Worldwide Common Stock, the Omega Worldwide Board may exchange the Preferred Share Purchase Rights (other than Preferred Share Purchase Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Omega Worldwide Common Stock, or one-hundredth of a Junior Preferred Share (or of a share of a class or series of the Preferred Stock having equivalent rights, preference and privileges) per Preferred Share Purchase Right (subject to adjustment).

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding Omega Worldwide Common Stock, the Omega Worldwide Board may redeem the Preferred Share Purchase Rights in whole, but not in part, at a price of $.01 per Preferred Share Purchase Right (the "Redemption Price"). The redemption of the Preferred Share Purchase Rights may be made effective at such time on such basis and with such conditions as the Omega Worldwide Board, in its sole discretion, may establish. Immediately upon any redemption of the Preferred Share Purchase Rights, the right to exercise the Preferred Share Purchase Rights will terminate and the holders of the Preferred Share Purchase Rights then will be eligible to receive only the Redemption Price.

     The terms of the Preferred Share Purchase Rights may be amended by the Omega Worldwide Board without the consent of the holders of the Preferred Share Purchase Rights; provided, however, that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Preferred Share Purchase Rights.

     Until a Preferred Share Purchase Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Omega Worldwide including, without limitation, the right to vote or to receive dividends.

     The number of outstanding Preferred Share Purchase Rights and the number of one-hundredths of a Junior Preferred Share issuable upon exercise of each Preferred Share Purchase Right also will be subject to adjustment in the event of a split of the Omega Worldwide Common Stock, or a stock dividend on the Omega Worldwide Common Stock payable in Omega Worldwide Common Stock or subdivisions, consolidations or combinations of the Omega Worldwide Common Stock occurring, in any such case, prior to the Rights Distribution Date.

     The Purchase Price payable, and the number of Junior Preferred Shares or other securities or property issuable, upon exercise of the Preferred Share Purchase Rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Shares, (ii) upon the grant to holders of the Junior Preferred Shares of certain rights or warrants to subscribe for or purchase Junior Preferred Shares at a price, or securities convertible into Junior Preferred Shares with a conversion price, less than the then-current market price of the Junior Preferred Shares or (iii) upon the distribution to holders of the Junior Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Junior Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in such Purchase Price. No fractional Junior Preferred Shares will be issued (other than fractions which are integral multiples of one-hundredth of a Junior Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred Shares on the last trading day prior to the date of exercise.

     Junior Preferred Shares purchasable upon exercise of the Preferred Share Purchase Rights will not be redeemable. Each Junior Preferred Share will be
entitled to a minimum preferential quarterly dividend payment of $     per share
but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Omega Worldwide Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum
preferential liquidation payment of $     per share but will be entitled to an
aggregate payment of 100 times the payment made per share of Omega Worldwide Common Stock. Each Junior Preferred Share will have 100 votes voting together with the Omega Worldwide Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Omega Worldwide Common Stock are exchanged, each Junior Preferred Share will be entitled to receive 100 times the amount received per share of Omega Worldwide Common Stock. These rights are protected by customary antidilution provisions.

     Due to the nature of the Junior Preferred Shares' dividend, liquidation and voting rights, the value of the one-hundredth interest in a Junior Preferred Share purchasable upon exercise of each Preferred Share Purchase Right should approximate the value of one share of Omega Worldwide Common Stock.

     The Preferred Share Purchase Rights have certain antitakeover effects. The Preferred Share Purchase Rights will cause substantial dilution to a person or group of persons that attempts to acquire Omega Worldwide on terms not approved by the Omega Worldwide Board. The Preferred Share Purchase Rights should not interfere with any merger or other business combination approved by the Omega Worldwide Board prior to the time that a person or group has acquired beneficial ownership of 10% or more of the Omega Worldwide Common Stock since the Preferred Share Purchase Rights may be redeemed by Omega Worldwide at the Redemption Price until such time.

     The Preferred Share Purchase Rights and the Company's Charter contain certain provisions that exclude Omega and its affiliates from the operative provisions of the Rights Plan.

MARYLAND BUSINESS COMBINATION STATUTE

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

     The Company's Charter specifies that the Business Combination Statute does not apply to the Company unless the Board of Directors elects to be subject, in whole or in part, specifically, generally or generally by types, as to specifically identified or unidentified stockholders, to the provisions. If the Board of Directors elects to be subject to the Business Combination Statute, the Business Combination Statute could have the effect of discouraging mergers or similar transactions subject to statutory stockholder vote and additional transactions involving transfers of assets or securities in specified amounts. In addition, pursuant to the statute, the Company has exempted any business combinations involving Omega and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between any of them and the Company. As a result, Omega may be able to enter into business combinations with the Company that may not be in the best interest of its stockholders without compliance by the Company with the super-majority vote requirements and the other provisions of the statute.

MARYLAND CONTROL SHARES ACQUISITION STATUTE

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     The Company's Charter specifies that the Control Shares Acquisition Statute does not apply to the Company unless the Board of Directors elects to be subject, in whole or in part, specifically, generally or generally by types, as to specifically identified or unidentified stockholders, to the provisions. If the Board of Directors elects to be subject to the Control Shares Acquisition Statute, the Control Shares Acquisition Statute could have the effect of discouraging offers to acquire the corporation and of increasing the difficulty of consummating any such offer and of delaying, deterring or preventing a future takeover or change in control of the corporation, by proxy contest, tender offer, openmarket purchases or otherwise.

LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

     The Charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer or (ii) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(i) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (ii) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     The Charter also specifically authorizes the Company, or a subsidiary or an affiliate of the Company, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or who, while a director, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Company would have the power to indemnify against such liability under the provisions of Section 2-418 of the MGCL.

     Omega Worldwide has entered into indemnification agreements with each of it officers and directors. The indemnification agreements require, among other things, that Omega Worldwide indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that the indemnification is not permitted. The Company also must indemnify and advance expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements and cover officers and directors under the Company's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Charter and Bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to alter, limit or eliminate the rights they provide.

     The Charter provides that no future amendment to the Charter shall affect any right of any person under these provisions based on any event, omission or proceeding prior to such amendment.

                                    EXPERTS

     The balance sheet of Omega Worldwide, Inc. as of November 30, 1997 appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent auditors, and the consolidated financial statements of Principal Healthcare Finance Limited as of August 31, 1997 and for the two years in the period ended August 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth therein in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the issuance of the shares of Omega Worldwide Common Stock to be distributed in the Distribution and sold pursuant to the Offerings will be passed upon for the Company by Mayer, Brown & Platt.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Omega Worldwide, Inc.
  Report of Independent Auditors............................  F-2
  Balance Sheet as of November 30, 1997.....................  F-3
Principal Healthcare Finance Limited
  Report of Independent Auditors............................  F-4
  Consolidated Balance Sheets as of August 31, 1997 and
     1996...................................................  F-5
  Consolidated Statements of Operations for the years ended
     August 31, 1997 and 1996...............................  F-6
  Consolidated Statements of Shareholder Equity for the
     years ended August 31, 1997 and 1996...................  F-7
  Consolidated Statements of Cash Flows for the years ended
     August 31, 1997 and 1996...............................  F-8
  Notes to consolidated financial statements................  F-9

                         REPORT OF INDEPENDENT AUDITORS

Shareholder
Omega Worldwide, Inc.

     We have audited the accompanying balance sheet of Omega Worldwide, Inc. as of November 30, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Omega Worldwide, Inc. at November 30, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

December 18, 1997
Detroit, Michigan

                             OMEGA WORLDWIDE, INC.

                                 BALANCE SHEET
                               NOVEMBER 30, 1997

ASSETS
Cash........................................................    $   1,000
                                                                ---------
Total assets................................................    $   1,000
                                                                =========
SHAREHOLDERS' EQUITY:
  Preferred stock $1.00 par value:
     Authorized 10,000,000 shares...........................    $
  Common stock $.10 par value:
     Authorized 50,000,000 shares
     Issued and outstanding 2,101,000 shares................      210,100
  Additional paid-in capital................................          900
  Common stock subscription receivable......................     (210,000)
                                                                ---------
Total shareholders' equity..................................    $   1,000
                                                                =========

1. ORGANIZATION

Omega Worldwide, Inc. (the "Company") was incorporated on November 30, 1997, in the State of Maryland. All of the Company's common stock is owned by Omega Healthcare Investors Inc. ("Omega"). Following the purchase of 1,000 shares of common stock, Omega subscribed to the issuance of 2,100,000 shares at par value, with the payment of the subscription price due upon the declaration of effectiveness by the Securities and Exchange Commission of the Company's Form S-1 Registration Statement. Prior to November 30, 1997 the Company has had no operations.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Principal Healthcare Finance Limited

     We have audited the accompanying consolidated balance sheets of Principal Healthcare Finance Limited and subsidiaries as of August 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Principal Healthcare Finance Limited and subsidiaries at August 31, 1997 and 1996, and the consolidated results of their operations, and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                     /s/ Ernst & Young

December 2, 1997, except for the third paragraph of
  Note 11 as to which the date is December 12, 1997
Jersey, Channel Islands

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

                          CONSOLIDATED BALANCE SHEETS

                                                                      AUGUST 31
                                                                ----------------------
                                                                  1997          1996
                                                                  ----          ----
                                                                (IN THOUSANDS, EXCEPT
                                                                  SHARE INFORMATION)
ASSETS
Investments in real estate
  Real estate properties....................................    $274,982      $ 92,795
  Accumulated depreciation..................................       4,294         1,357
                                                                --------      --------
                                                                 270,688        91,438
Mortgage notes receivable...................................                     9,851
Other investments...........................................       5,474
                                                                --------      --------
                                                                 276,162       101,289
Cash and short-term investments.............................       6,188           597
Accounts receivable.........................................       3,520           899
Assets held for sale........................................       3,041
Cash on deposit as collateral -- restricted.................      18,056
Goodwill, net...............................................      14,190
Other assets................................................         652           762
                                                                --------      --------
Total assets................................................    $321,809      $103,547
                                                                ========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Accounts payable..........................................    $  5,456      $  1,371
  Short-term loans from Omega Healthcare Investors, Inc.....      59,537         7,490
  Deferred tax liability....................................      14,025           168
  Long-term borrowings......................................     229,789        93,822
                                                                --------      --------
Total liabilities                                                308,807       102,851
Shareholders' equity:
  Class A common stock $.016 par value:
     Authorized -- 43,000,000 shares
     Issued and outstanding -- 4,000,000 shares in 1997 and
      1,500,000 in 1996.....................................          65            24
  Class B common stock $.016 par value:
     Authorized -- 17,000,000 shares
     Issued and outstanding -- 6,000,000 shares in 1997 and
      none in 1996..........................................          96
  Additional paid-in capital................................      14,472         1,489
  Retained earnings deficit.................................      (1,697)         (826)
  Foreign currency translation adjustments..................          66             9
                                                                --------      --------
Total shareholders' equity..................................      13,002           696
                                                                --------      --------
Total liabilities and shareholders' equity..................    $321,809      $103,547
                                                                ========      ========

                            See accompanying notes.

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED AUGUST 31
                                                                ---------------------
                                                                  1997         1996
                                                                  ----         ----
                                                                   (IN THOUSANDS)
Revenue:
  Rental income.............................................     $16,722       $8,248
  Mortgage interest income..................................         103           86
  Other investment income...................................         187          164
                                                                 -------       ------
                                                                  17,012        8,498
Expenses:
  Depreciation and amortization.............................       2,959        1,357
  Interest..................................................      12,403        7,421
  General and administrative................................       1,652          378
                                                                 -------       ------
                                                                  17,014        9,156
                                                                 -------       ------
Net loss before income taxes................................         (2)        (658)
Provision for income taxes:
  Current...................................................         202
  Deferred..................................................         509          168
                                                                 -------       ------
                                                                     711          168
                                                                 -------       ------
Net loss....................................................      $(713)       $(826)
                                                                 =======       ======

                            See accompanying notes.

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      YEARS ENDED AUGUST 31, 1997 AND 1996

                                                                                                          EQUITY
                                                                                                        ADJUSTMENT
                                        CLASS A             CLASS B         ADDITIONAL    RETAINED     FROM FOREIGN
                                    ----------------    ----------------       PAID       EARNINGS       CURRENCY
                                    SHARES    AMOUNT    SHARES    AMOUNT    IN CAPITAL    (DEFICIT)    TRANSLATION
                                    ------    ------    ------    ------    ----------    ---------    ------------
                                                                    (IN THOUSANDS)
  Issuance of Class A common
     stock as of June 28,
     1995.......................    1,500      $24                 $         $ 1,489       $               $
  Foreign currency translation
     adjustment.................                                                                             9
  Net loss......................                                                              (826)
                                    -----      ---      -----      ---       -------       -------         ---
Balance at August 31, 1996......    1,500       24                             1,489          (826)          9
  Issuance of Class A common
     stock......................    2,500       41                             3,994
  Issuance of Class B common
     stock......................                        6,000       96         8,989
  Dividends paid................                                                              (158)
  Foreign currency translation
     adjustment.................                                                                            57
  Net loss......................                                                              (713)
                                    -----      ---      -----      ---       -------       -------         ---
Balance at August 31, 1997......    4,000      $65      6,000      $96       $14,472       $(1,697)        $66
                                    =====      ===      =====      ===       =======       =======         ===

                            See accompanying notes.

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED AUGUST 31
                                                              ---------------------
                                                                1997        1996
                                                                ----        ----
                                                                 (IN THOUSANDS)
Net loss....................................................  $    (713)  $    (826)
Adjustments to reconcile net loss to cash provided by
  operating activities
  Depreciation and amortization.............................      2,959       1,357
  Deferred tax liability....................................        509         168
  Change in operating assets and liabilities
     Accounts receivable....................................     (2,572)       (888)
     Accounts payable and accruals..........................      2,542         930
Foreign currency translation gain...........................        120           7
                                                              ---------   ---------
Cash provided by operating activities.......................      2,845         748
INVESTING ACTIVITIES
Acquisition of real estate..................................    (60,716)    (91,071)
Quality Care Homes Plc acquisition..........................    (54,728)
Other investments...........................................     (6,566)
Increase in restricted cash on deposit......................      1,243
Issuance of mortgage notes..................................                 (9,851)
                                                              ---------   ---------
Cash used in investing activities...........................   (120,767)   (100,922)
FINANCING ACTIVITIES
Issuance of common stock....................................     13,472       2,317
Proceeds from borrowings....................................     59,958      92,670
Short term borrowings from Omega Healthcare Investors,
  Inc.......................................................     50,875       7,398
Dividends paid..............................................       (158)
Cost of raising capital.....................................       (634)     (1,614)
                                                              ---------   ---------
Cash provided by financing activities.......................    123,513     100,771
                                                              ---------   ---------
Increase in cash and cash equivalents.......................      5,591         597
Cash and cash equivalents at beginning of year..............        597
                                                              ---------   ---------
Cash and cash equivalents at end of year....................  $   6,188   $     597
                                                              =========   =========

                            See accompanying notes.

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            AUGUST 31, 1997 AND 1996

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Principal Healthcare Finance Limited (the "Company") was formed and initially funded in June, 1995 by Omega Healthcare Investors, Inc. ("Omega"). The Company is a Jersey, Channel Islands based company organized to purchase and lease back nursing homes in the United Kingdom. The Company maintains its records in British pounds sterling under accounting principles generally acceptable in the United Kingdom. The accompanying financial statements are based on generally accepted accounting principles in the United States and are stated in U. S. dollars.

     The Company is a subsidiary of Bayside International Inc., a company incorporated in the Cayman Islands ("Bayside"). Omega together with certain directors of Omega own Bayside.

     The Company was incorporated in June, 1995. The results of operations from the date of incorporation to August 31, 1995 were not significant.

     The consolidated financial statements of the Company include the accounts of the Company and all wholly owned subsidiaries after elimination of all material intercompany accounts and transactions.

CASH AND SHORT-TERM INVESTMENTS

     Short-term investments consist of highly liquid investments with a maturity date of three months or less when purchased. These investments are stated at cost which approximates fair value.

INVESTMENTS IN REAL ESTATE

     Investments in real estate properties are recorded at cost. The cost of the properties acquired is allocated between land and buildings based generally upon management's valuations and external appraisals. Depreciation for buildings is recorded on the straight-line basis, using 30 year estimated useful lives.

GOODWILL

     The excess of the purchase price over the fair value of tangible net assets acquired from the Company's purchase of Quality Care Homes plc is amortized on a straight-line basis over a 40-year period.

REVENUE RECOGNITION

     Rental income is recognized on a straight-line basis over the initial terms of the related master leases. Such income includes periodic increases based on predetermined formulas as defined in the master leases and mortgage loan agreements.

TRANSLATION

     Translation from British pounds sterling has been performed under the provisions of Financial Accounting Standards Board Statement No. 52 which provides that balance sheet amounts are translated at the year end exchange rate and income statement amounts are translated at the average annual rate. There are no material amounts of exchange gains or losses included in the results of operations for 1996 and 1997.

INCOME TAXES

     The Company is subject to UK income tax at a rate of 24% on its net rental income after deducting related expenses, including interest payable. The Company's subsidiary, Principal Healthcare Plc, is a UK resident company and is subject to UK corporate tax at a rate of 33%.

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. REAL ESTATE PROPERTIES

     The Company's real estate properties, represented by 116 long-term care facilities at August 31, 1997, are leased under provisions of master leases with initial terms of generally thirty years, however the lease may be terminated after 10 or 20 years by exercise of a purchase option by the operator or upon giving proper notice. Substantially all of the master leases provide for minimum annual rentals which are subject to annual increases based upon changes in the Retail Price Index in the United Kingdom with certain minimum and maximum limits (generally 2% and 5%, respectively). Under the terms of the leases, the lessee is responsible for all maintenance, repairs, taxes and insurance on the leased properties. A summary of the Company's investment in real estate properties is as follows:

                                                                   AUGUST 31
                                                              -------------------
                                                                1997       1996
                                                                ----       ----
                                                                (IN THOUSANDS)
Buildings.................................................    $233,736    $78,830
Land......................................................      41,246     13,965
                                                              --------    -------
                                                               274,982     92,795
Less accumulated depreciation.............................       4,294      1,357
                                                              --------    -------
Total.....................................................    $270,688    $91,438
                                                              ========    =======

     The following table summarizes the changes in real estate properties and accumulated depreciation during 1997 and 1996:

                                                           REAL ESTATE     ACCUMULATED
                                                            PROPERTIES     DEPRECIATION
                                                           -----------     ------------
                                                                  (IN THOUSANDS)
Balance at June 28, 1995...............................      $     --         $   --
Additions for 1996.....................................    92,795....          1,357
                                                             --------         ------
Balance at August 31, 1996.............................        92,795          1,357
Additions for 1997.....................................       182,187          2,937
                                                             --------         ------
Balance at August 31, 1997.............................      $274,982         $4,294
                                                             ========         ======

     Additions for 1997 include approximately $112 million stemming from the Quality Care Homes Plc acquisition (see Note 6).

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

2. REAL ESTATE PROPERTIES (CONTINUED)
     The future minimum rentals expected to be received for the remainder of the initial terms of the leases are as follows:

                                                                   (IN
                                                                THOUSANDS)
1998........................................................      $ 19,786
1999........................................................        19,786
2000........................................................        19,786
2001........................................................        19,786
2002........................................................        19,786
Thereafter..................................................        75,649
                                                                  --------
                                                                  $174,579
                                                                  ========

3. MORTGAGE NOTES RECEIVABLE

     In August 1996, the Company made a loan of approximately $9,851,000, secured by three properties. In October, 1996 the Company purchased these three properties and entered into a lease agreement with the operator on terms similar to other leases with the operator.

4. INVESTMENT CONCENTRATIONS

     As of August 31, 1997, all of the Company's real estate investments related to long-term care facilities. The properties are operated by 8 companies including Ashbourne plc (30%), Specialty Care Plc (11%), and Tamaris Plc (46%). The Company's facilities are located in England (92%) and Scotland (8%). The following is a summary of the amounts originally invested and the facilities acquired at August 31:

                                                            1997                                1996
                                               ------------------------------      ------------------------------
                                                                   NUMBER OF                           NUMBER OF
                                                 INVESTMENT        FACILITIES        INVESTMENT        FACILITIES
                 COUNTY                            AMOUNT            OWNED             AMOUNT            OWNED
                 ------                          ----------        ----------        ----------        ----------
                                               (IN THOUSANDS)                      (IN THOUSANDS)
Berkshire................................         $  3,648               2            $    --              --
Cambridgeshire...........................            1,282               1                 --              --
Coventry.................................            2,865               1                 --              --
Cumbria..................................            2,865               1                 --              --
Derbyshire...............................            3,457               2              3,338               2
Durham...................................           49,977              21                 --              --
Essex....................................            5,471               2              2,981               1
Greater London...........................            5,713               2                 --              --
Greater Manchester.......................            3,898               2              1,956               1
Hertfordshire............................            3,954               1              3,818               1
Kent.....................................            2,228               1                 --              --
Leicestershire...........................            3,233               1              3,122               1
Lincolnshire.............................            6,431               3              3,586               2
Merseyside...............................            4,090               2              3,949               2
Norfolk..................................              660               1                 --              --
North Ayrshire...........................            6,778               1              6,546               1
North Humberside.........................            4,668               1              4,507               1
North Yorkshire..........................            1,987               2                 --              --

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

                                                            1997                                1996
                                               ------------------------------      ------------------------------
                                                                   NUMBER OF                           NUMBER OF
                                                 INVESTMENT        FACILITIES        INVESTMENT        FACILITIES
                 COUNTY                            AMOUNT            OWNED             AMOUNT            OWNED
                 ------                          ----------        ----------        ----------        ----------
                                               (IN THOUSANDS)                      (IN THOUSANDS)

4. INVESTMENT CONCENTRATIONS (CONTINUED)
Northhamptionshire.......................            3,368               1                 --              --
Northhumberland..........................            5,165               2                 --              --
Nottinghamshire..........................           18,948              11             16,235               9
Oxfordshire..............................            6,052               3                 --              --
South Yorkshire..........................            8,128               5              5,082               4
Staffordshire............................           11,800               4              7,706               3
Suffolk..................................           10,249               4              9,185               3
Tyne & Wear..............................           41,193              18              8,144               4
Warwickshire.............................            1,436               1                 --              --
West Midlands............................           17,530              10              2,387               1
West Yorkshire...........................           18,258               5             10,253               2
                                                  --------             ---            -------              --
  Total England..........................          255,332             111             92,795              38
Dundee City..............................           10,652               3                 --              --
East Lothian.............................            6,133               1                 --              --
Glasgow..................................            2,865               1                 --              --
                                                  --------             ---            -------              --
  Total Scotland.........................           19,650               5                 --              --
                                                  --------             ---            -------              --
  Total..................................         $274,982             116            $92,795              38
                                                  ========             ===            =======              ==

5. BORROWING ARRANGEMENTS

     The following is a summary of long-term borrowings all of which are sterling denominated:

                                                                   AUGUST 31
                                                              -------------------
                                                                1997       1996
                                                                ----       ----
                                                                (IN THOUSANDS)
Collateralized bank term loan.............................    $ 18,181    $    --
Acquisition finance loan..................................      55,245         --
Secured bank loan.........................................      64,556     62,548
Loan notes and guarantees.................................      18,087         --
Commercial mortgages......................................      34,588         --
Overdrafts................................................       6,854         --
Subordinated loans........................................      32,278     31,274
                                                              --------    -------
                                                              $229,789    $93,822
                                                              ========    =======

     The collateralized bank term loan is secured with cash of $18,056,000. Substantially all of the real estate properties are collateralized by commercial mortgages and bank loans.

     The bank loan of $64,556,000 matures on August 25, 2000 and bears interest to maturity at rates fixed at the time each tranche of the loan was drawn down. The average rate fixed on funds drawn down as at August 31, 1997 and 1996 was 8.98%. The loan is secured by a mortgage on substantially all of the investment properties held by the Company. Subsequent to year-end, $56 million of this loan was repaid with funds drawn down under a revolving credit facility (Note 11).

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

5. BORROWING ARRANGEMENTS (CONTINUED)
     The acquisition finance loan is a bank borrowing due for repayment before June 1998. A guarantee is provided by Omega. The interest rate on the facility is 1% per annum over LIBOR.

     Commercial mortgages are repayable in varying quarterly payments at dates commencing between August 1996 through August 2002. Interest is payable at varying rates ranging from 6.18% to 8.5%.

     The loan notes issued to former shareholders of a business which sold its properties to the Company, totaling $18,087,000, bear interest at the rate of 6.5% per annum payable six months after the date of issue of any of the loan notes and on repayment, which will be on April 16, 1998. Repayment of principal and payment of interest is guaranteed by a financial institution. The guarantee fee is 1% per annum of the amount of the loan notes outstanding.

     The subordinated loans are due for repayment on December 31, 2000 and bear interest over the remaining term of the loans at rates ranging from 11.8% to 12.9%. Approximately $24 million of the subordinated loans are payable to Omega. These loans are subordinated to the security interest provided under the secured bank line and bear interest at 11.8% at August 31, 1997. In connection with the loans, the Company provided warrants to acquire 13,333,333 shares of stock at L1.50. These warrants expire June 30, 2001.

     Approximately $56 million of the outstanding borrowings were refinanced in October, 1997 with borrowings which are payable in 2025 (See Note 11). It is expected that approximately $141,000,000 of the remaining borrowings will be refinanced in fiscal 1998 with borrowings which will have an expected maturity after 2002. The remainder of the borrowings ($32 million) are due in December, 2000.

     Interest paid during 1997 and 1996 was approximately $12,400,000 and $7,421,000, respectively.

     The estimated fair values of the Company's long-term borrowings at August 31, 1997 and 1996 approximate their face amounts. Fair values are based on the estimates of management and on rates currently prevailing for comparable loans.

6. QUALITY CARE HOMES PLC ACQUISITION

     On June 30, 1997 the Company acquired all of the outstanding common stock of Quality Care Homes plc. Quality Care Homes Plc was a company whose shares were listed on the UK stock exchange. Following the acquisition, the shares of Quality Care Homes plc were delisted and the company changed its name to Quality Care Homes Limited ("QCHL"). The total purchase consideration of $73,818,000, which includes acquisition costs of $367,000, was funded by acquisition financing of $55,245,000, the issue of loan notes for $18,087,000 and cash. The acquired assets and liabilities, recorded at their estimated fair values at the date of acquisition, were as follows:

                                                                   (IN
                                                                THOUSANDS)
                                                                ----------
Investment properties.......................................      $116,969
Accounts receivable and inventory...........................         3,194
Goodwill....................................................        14,190
Cash (primarily restricted deposits)........................        19,364
Bank borrowings.............................................       (22,998)
Mortgages...................................................       (34,884)
Deferred income tax liability...............................       (13,331)
Accounts payable............................................        (8,179)
Other -- net................................................          (507)
                                                                  --------
Net assets acquired.........................................      $ 73,818
                                                                  ========

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

6. QUALITY CARE HOMES PLC ACQUISITION (CONTINUED)
     As a result of the expected disposal of the assets of the nursing home business, the Company effectively acquired only the nursing home facilities of QCHL. The assets, which are being held for sale, are as follows (in thousands):

Land and buildings..........................................    $ 4,524
Receivables and inventory...................................      3,224
Cash........................................................         23
Accounts payable and accruals...............................     (4,730)
                                                                -------
Assets held for resale......................................    $ 3,041
                                                                =======

7. CAPITAL STOCK

     The Class B ordinary shares do not carry a right to vote except that at each general meeting holders of Class B ordinary shares other than Omega shall be called upon to vote on continuation of the Advisory Agreement between the Company and Omega. Additionally, they are entitled to vote in relation to a Class meeting being held in accordance with Article 52 of the Companies (Jersey) Law 1991.

     A holder of Class B shares other than Omega shall have the right to convert such shares into Class A shares at any time after:

          i. the Board of Directors shall have given notice in writing to members that the value of the share capital of the Company in issue and paid up exceeds the aggregate sum of L40,000,000 (approximately $64,000,000) or

          ii. the Board of Directors shall have given notice in writing to the members of an offer for the purchase of the shares of the Company, or

          iii. the Board of Directors shall have given notice in writing to members of the listing of any class of shares of the Company.

     The Company has issued warrants to subscribe for additional shares as follows:

                                                          NUMBER       EXERCISE
                                                         OF SHARES      PRICE       EXPIRATION DATE
                                                         ---------     --------     ---------------
Class A ordinary shares.............................        666,666     L1.00      December 31, 2000
                                                            750,000     L1.10      December 31, 2000
                                                          3,333,333     L1.50      June 30, 2001
Class B ordinary shares.............................      1,000,000     L1.00      December 31, 2000
                                                         10,000,000     L1.50      June 30, 2001

     Subsequent to August 31, 1997 the Board of Directors authorized a shareholder vote pursuant to which, if approved, all of common stock would be converted into voting common stock.

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

8. INCOME TAXES

     The provision for income taxes was as follows:

                                                                  YEAR ENDED
                                                                   AUGUST 31
                                                                ---------------
                                                                1997       1996
                                                                ----       ----
                                                                (IN THOUSANDS)
Current
  UK income tax on net rental income........................    $266       $ --
  UK corporation tax credit.................................     (64)        --
                                                                ----       ----
                                                                 202         --
  Deferred..................................................     509        168
                                                                ----       ----
                                                                $711       $168
                                                                ====       ====

     The 1997 and 1996 effective tax rate differs from the UK income tax rate primarily due to depreciation and amortization expense which is not deductible for tax purposes in the UK.

     The primary components of the Company's deferred tax liability are as follows:

                                                                    AUGUST 31
                                                                ------------------
                                                                 1997         1996
                                                                 ----         ----
                                                                  (IN THOUSANDS)
                                                                  --------------
Deferred tax liability
  Accounts receivable.......................................    $   522       $168
  Real estate...............................................     13,331
  Other.....................................................        172         --
                                                                -------       ----
                                                                $14,025       $168
                                                                =======       ====

9. LITIGATION

     The Company is subject to certain legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the consolidated financial position of the Company.

10. RELATED PARTY TRANSACTIONS

     The Company has an agreement with Omega under which Omega provides investment advice, portfolio monitoring, administration and advisory services to the Company. The Company pays an annual fee of 0.9% of the book value of the Company's invested assets to Omega. The Company paid approximately $1,341,000 and $614,000 to Omega during 1997 and 1996, respectively.

11. SUBSEQUENT EVENTS

     In October, 1997, the Company obtained through a wholly owned subsidiary a secured revolving credit facility permitting borrowings of approximately $250,000,000. On October 3, 1997 the Company drew approximately $62 million to repay temporary loans payable to Omega. Additionally, in November, 1997 the Company borrowed $56,000,000 to repay a portion of the $64,000,000 due under the secured bank loan agreement (Note 10). As a result of the repayment of the bank loan, the Company paid prepayment fees of approximately $1,500,000.

                      PRINCIPAL HEALTHCARE FINANCE LIMITED

11. SUBSEQUENT EVENTS (CONTINUED)
     On November 1, 1997, the Company acquired 30 facilities with 1,400 beds in Northern Ireland. The total purchase price is $69,000,000 of which $61,000,000 was paid on the date of acquisition. The balance will be paid within the next 12 months. The initial rent on these facilities is at a rate of 10.8%. The lease term is 30 years. The ultimate tenant is Baneberry Healthcare Limited, which is the registered operator of the facilities. As part of the formation of Baneberry, the Company acquired an 80% equity interest. The directors anticipate this level of ownership will be temporary pending the completion of capitalization of Baneberry to secure the additional $8,000,000 of funding for the assets acquired.

     On December 12, 1997, the Company completed a $250,000,000 mortgage bond placement with a coupon of 7.52% and a final maturity date of 2025. The proceeds were primarily used to repay certain outstanding borrowings totalling $190,000,000 at the date of the offering.

             ======================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION MADE PURSUANT HERETO SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Summary...............................    3
Risk Factors..........................   12
The Company...........................   16
The Rights Offering...................   16
The Distribution......................   22
Use of Proceeds.......................   26
Capitalization........................   27
Dividend Policy.......................   27
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   28
Business..............................   28
Taxation of Omega Worldwide and its
  Shareholders........................   33
Management............................   36
Principal and Selling Shareholders....   40
Certain Transactions..................   40
Description of Omega Worldwide Capital
  Stock...............................   41
Certain Antitakeover Provisions.......   42
Experts...............................   50
Legal Matters.........................   50
Index to Financial Statements.........  F-1

                            ------------------------

UNTIL               , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK DISTRIBUTED PURSUANT HERETO, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
             ======================================================
             ======================================================

                             OMEGA WORLDWIDE, INC.

                        4,200,000 SHARES OF COMMON STOCK

                          2,100,000 RIGHTS TO PURCHASE
                             SHARES OF COMMON STOCK

                               ------------------
                                   PROSPECTUS
                               ------------------
             ======================================================

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Omega Worldwide Common Stock and Rights registered hereby, all of which expenses, except for the SEC registration fee, are estimates:

                        DESCRIPTION                           AMOUNT
                        -----------                           ------
SEC Registration Fee........................................  $9,545
Listing Fee.................................................  $    *
Transfer Agent's and Registrar's Fee........................  $    *
Distribution Agent's Fee....................................  $    *
Subscription Agent's Fee....................................  $    *
Printing and Engraving Fees.................................  $    *
Legal Fees and Expenses.....................................  $    *
Accounting Fees and Expenses................................  $    *
Miscellaneous...............................................  $    *
                                                              ------
  Total.....................................................  $    *
                                                              ======

-------------------------
* To be furnished by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The MGCL permits a Maryland corporation to include in its Charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The Charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Charter also specifically authorizes the Company, or a subsidiary or an affiliate of the Company, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or who, while a director, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Company would have the power to indemnify against such liability under the provisions of Section 2-418 of the MGCL.

     The Charter provides that no future amendment to the Charter shall affect any right of any person under these provisions based on any event, omission or proceeding prior to such amendment.

     Omega Worldwide has entered into indemnification agreements with each of its officers and directors. The indemnification agreements require, among other things, that Omega Worldwide indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that the indemnification is not permitted. The Company also must indemnify and advance expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements and cover officers and directors under the Company's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Charter and Bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to alter, limit or eliminate the rights they provide.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with the formation of the Company, Omega Healthcare Investors, Inc., a Maryland corporation ("Omega"), became the Company's sole stockholder by acquiring 1,000 shares (100%) of its outstanding common stock for $1,000. In connection with the further capitalization of the Company, Omega has subscribed for 2,100,000 shares for $210,000. These issuances and sales of common stock are claimed to be exempt from the registration provisions of the Securities Act of 1933 pursuant to Section 4(2) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
  3.1*    --   Form of Amended and Restated Certificate of Incorporation
  3.2*    --   Form of Amended and Restated Bylaws
  4.1*    --   Specimen stock certificate
  4.2*    --   Form of Preferred Share Purchase Rights Plan
 5*       --   Opinion of Mayer, Brown & Platt as to the legality of the
               Common Stock and Rights being registered
 10.1*    --   Form of Stock Option and Restricted Stock Plan
 10.2*    --   Form of Operating Agreement, dated as of               ,
               1998, between Omega and Omega Worldwide
 10.3*    --   Form of Services Agreement, dated as of               ,
               1998, between Omega and Omega Worldwide
 10.4*    --   Amended and Restated Advisory Agreement, dated as of July
               21, 1995, between Omega Worldwide (successor by assignment to Omega) and Principal
 10.5*    --   Form of Line of Credit Agreement, dated as of
                             , 1998, between Omega Worldwide
               and
 10.6*    --   Form of Indemnity Agreements
 21       --   List of Subsidiaries
 23.1     --   Consent of Ernst & Young LLP
 23.2     --   Consent of Ernst & Young LLP
 23.3*    --   Consent of Mayer, Brown & Platt (included as part of Exhibit
               5)
 99.1*    --   Form of Rights Certificate
 99.2*    --   Form of Notice of Guaranteed Delivery

-------------------------
* To be filed by amendment.

     (b) Financial Statement Schedules.

          Not applicable.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on December 30, 1997.
                                          OMEGA WORLDWIDE, INC.
                                            (Registrant)

                                          By:      /s/ ESSEL W. BAILEY

                                            ------------------------------------
                                            Essel W. Bailey, Jr.
                                            President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURES                                    TITLE                        DATE
                   ----------                                    -----                        ----
              /s/ ESSEL W. BAILEY
------------------------------------------------    President, Chief Executive
              Essel W. Bailey, Jr.                  Officer and Director                December 30, 1997

              /s/ DAVID A. STOVER
------------------------------------------------    Vice President and Chief
                David A. Stover                     Financial Officer                   December 30, 1997

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
  3.1*     --  Form of Amended and Restated Certificate of Incorporation
  3.2*     --  Form of Amended and Restated Bylaws
  4.1*     --  Specimen stock certificate
  4.2*     --  Form of Preferred Share Purchase Rights Plan
 5*        --  Opinion of                as to the legality of the Common
               Stock and Rights being registered
 10.1*     --  Form of Stock Option and Restricted Stock Plan
 10.2*     --  Form of Operating Agreement, dated as of               ,
               1998, between Omega and Omega Worldwide
 10.3*     --  Form of Services Agreement, dated as of               ,
               1998, between Omega and Omega Worldwide
 10.4*     --  Amended and Restated Advisory Agreement, dated as of July
               21, 1995, between Omega Worldwide (successor by assignment to Omega) and Principal
 10.5*     --  Form of Line of Credit Agreement, dated as of
                             , 1998, between Omega Worldwide
               and
 10.6*     --  Form of Indemnity Agreements
 21        --  List of Subsidiaries
 23.1      --  Consent of Ernst & Young LLP
 23.2      --  Consent of Ernst & Young LLP
 23.3*     --  Consent of Mayer, Brown & Platt (included as part of Exhibit
               5)
 99.1*     --  Form of Rights Certificate
 99.2*     --  Form of Notice of Guaranteed Delivery

-------------------------
* To be filed by amendment.